                                                                    EXHIBIT 10.1


                             CONTRIBUTION AGREEMENT


         THIS CONTRIBUTION AGREEMENT (the "Agreement") made effective June 10, 1999, by and among (i) KENWOOD PLAZA LIMITED PARTNERSHIP, an Ohio limited partnership, ("KPLP") (ii) CENTURY CITY MALL, LLC, a Delaware limited liability company, ("CCM LLC") (iii) URBAN SHOPPING CENTERS, L.P., an Illinois limited partnership, ("Urban") and (iv) CHICAGO DEFERRED EXCHANGE CORPORATION (the "Intermediary").


                                    RECITALS

         A. Until December 15, 1998, KPLP owned the real property and improvements commonly known as the "Kenwood Towne Centre," consisting primarily of an approximately 1,106,789 rentable square foot retail center, situated on approximately 80 acres of land, more or less, located in Sycamore Township, Hamilton County, Ohio (the "Kenwood Property"), subject to aggregate indebtedness of approximately $193,403,128 (the "Kenwood Debt") as of that date. Pursuant to that certain Consent Order and Judgment entered on November 6, 1998, by the Court of Common Pleas, Hamilton County, Ohio, in Case No. A 9803127 (the "Consent Order"), KPLP was obligated to convey the Kenwood Property, subject to the Kenwood Debt, to OTR, an Ohio general partnership as nominee for The State Teachers Retirement System of Ohio ("STRS").

         B. In order to dispose of the Kenwood Property in a manner that is intended to qualify as a tax-deferred exchange of like-kind properties (the "Exchange") under section 1031(a) of the Internal Revenue Code of 1986 (the "Code"), KPLP and the Intermediary, a "qualified intermediary" as that term is defined in section 1.1031(k)-1(g)(4)(iii) of the Income Tax Regulations (the "Regulations"), entered into and executed the Qualified Intermediary Exchange Agreement dated December 11, 1998, (the "Exchange Agreement") attached hereto (without exhibits) as Exhibit "A". Pursuant to the Exchange Agreement, KPLP assigned its rights (but not its obligations) under the Consent Order to the Intermediary.

         C. In accordance with the Exchange Agreement, the Intermediary closed on the disposition of the Kenwood Property, caused KPLP to convey the Kenwood Property to STRS and received from STRS the sum of $6,897,453.75, after repayment of the Kenwood Debt, and closing costs and adjustments charged by STRS (the "Exchange Proceeds").

         D. On or about December 18, 1998, the Intermediary closed on the acquisition of the Woodland Hills Mall in Tulsa, Oklahoma, expending $6,695,795 of the Exchange Proceeds, leaving Exchange Proceeds of $207,685, including interest earned to April 30, 1999, (the "Remaining Exchange Proceeds").

         E. CCM LLC was formed as a single-owner limited liability company under the laws of the State of Delaware and KPLP acquired 100 percent of its membership interests in exchange for a capital contribution of $100. KPLP has caused CCM LLC to elect to be disregarded as a separate entity in accordance with section 301.7701-1(a)(4) of the Regulations, which election is attached hereto as Exhibit "B".

         F. RREEF USA Fund-II, a California group trust, ("RREEF") is the owner of the real property and improvements commonly known as the "Century City Shopping Center and Marketplace" located in the City of Los Angeles, County of Los Angeles, State of California (the "Century City Property"), more particularly described in Section 1.1.1 of that certain Agreement of Purchase and Sale dated this date by and between CCM LLC, as the Purchaser, and RREEF as the Seller (the "Century City Agreement"), annexed hereto as Exhibit "C". RREEF desires to sell an undivided interest in the Century City Property to CCM LLC upon the terms and conditions set forth in the Century City Agreement.

         G. In order to effect a tax deferred exchange, KPLP desires to acquire a 9.6134125 percent undivided interest, as tenant in common with RREEF, in the Century City Property (the "CCM Undivided Interest"). In order to facilitate that exchange, RREEF is willing (i) to consent to CCM LLC's assignment of its right (but not its obligations) to acquire the CCM Undivided Interest to the Intermediary, (ii), prior to the Closing, to encumber the Century City Property by borrowing the sum of $160,000,000 from Lehman Brothers Holdings, Inc., ("Lehman Brothers") secured by a nonrecourse mortgage encumbering the Century City Property upon the terms and conditions stated in the Loan Documents listed in Exhibit "D" annexed hereto (the "Lehman Loan") and (iii) to close under the Century City Agreement in accordance with this Agreement by conveying the CCM Undivided Interest subject to the Lehman Loan to the extent of $22,953,628.

         H. In order to effect the Exchange, KPLP desires to cause CCM LLC to acquire, through the Intermediary, the CCM Undivided Interest, subject to the Lehman Loan to the extent of $22,953,628, upon the terms and conditions stated in the Century City Agreement and this Agreement.

         I. Following CCM LLC's acquisition of the CCM Undivided Interest, KPLP desires to contribute all of the membership interests of CCM LLC to Urban solely in exchange for units of limited partnership interest in Urban ("OP Units"), which KPLP intends to be a nontaxable contribution to Urban's capital, upon the terms and conditions stated in this Agreement.

         J. USC Century, Inc., a Delaware corporation that is a qualified REIT subsidiary owned by Urban REIT (defined below), ("USC") is the Purchaser under a second Agreement of Purchase and Sale dated this date (the "USC/RREEF Agreement") pursuant to which RREEF will sell and USC will purchase the remaining 90.3865875 percent undivided interest in the Century City Property (the "Urban Undivided Interest"), subject to the Lehman Loan to the extent of $137,046,172. Following Urban's acquisition of all of the membership interests of CCM LLC and Urban's contribution of such membership interests to Century City Mall Partners, LLC, a Delaware limited liability company, ("CCP"), USC is willing, with RREEF's consent, to assign the USC/RREEF Agreement to CCM LLC, pursuant to an Assignment of Contract Interest annexed hereto as Exhibit "E" (the "Assignment of Contract Interest"), allowing CCM LLC to acquire the Urban Undivided Interest. RREEF is willing (i) to consent to the Assignment of Contract Interest by USC to CCM LLC and (ii) to close under the USC/RREEF Agreement in accordance with this Agreement and the Assignment of Contract Interest by conveying to CCM LLC the Urban Undivided Interest, subject to the Lehman Loan to the extent of $137,046,172.


                                    AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto do mutually agree as follows:

         1. EXCHANGE. On or prior to the Closing Date, subject to all of the terms and conditions of this Agreement:

         (a) CCM LLC shall acquire the CCM Undivided Interest, subject to the Lehman Loan to the extent of $22,953,628. CCM LLC shall agree to perform all of the Purchaser's obligations under the Century City Agreement with respect to the CCM Undivided Interest and under the Lehman Loan Documents to the extent of $22,953,628. CCM LLC shall assign its rights (but not its obligations) under the Century City Agreement to the Intermediary pursuant to the Exchange Agreement. KPLP shall cause CCM LLC and the Intermediary to perform their respective rights and obligations under the Century City Agreement and the Lehman Loan Documents.

         (b) The net purchase price of the CCM Undivided Interest, subject to the Lehman Loan of $22,953,628, shall be $3,194,854 (the "CCM Purchase Price"). The Intermediary shall (i) pay (and KPLP shall cause Intermediary to pay) the CCM Purchase Price in immediately available funds out of the Remaining Exchange Proceeds and funds advanced for that purpose by KPLP and (ii) assign to CCM LLC all of its rights under the Century City Agreement that survive the Closing. KPLP shall advance in immediately available funds to the Intermediary the amount required to permit the Intermediary to pay the CCM Purchase Price at Closing.

         2. CONTRIBUTION TO URBAN. On the Closing Date, immediately after closing of the Exchange in accordance with Section 1 above, and subject to all of the terms and conditions of this Agreement:

         (a) KPLP shall assign and transfer, without recourse or warranty (except as otherwise provided herein), its entire membership interest in CCM LLC to Urban as a contribution to the capital of Urban.

         (b) In consideration of KPLP's assignment and transfer of the entire membership interests in CCM LLC, Urban shall issue and deliver to KPLP the number of OP Units equal in value to the CCM Purchase Price, which OP Units shall (for purposes of calculating the number of OP Units needed to equal the CCM Purchase Price) be valued at $39.42 per OP Unit. Assuming that the CCM Purchase Price is $3,194,854, Urban shall issue 81,047 OP Units at Closing. The issuance of such OP Units shall be evidenced by a certificate relating to such OP Units (the "Certificate"), together with the joinder (the "Joinder") to the OP's partnership agreement (the "OP Agreement") therein executed by Urban and KPLP, which Certificate and Joinder are substantially in the form attached hereto as Exhibit "F".

         3. CLOSING. The closing (the "Closing") of the transactions provided for in this Agreement shall occur at the place for closing set forth under the Century City Agreement on the date (the "Closing Date") designated for closing under the Century City Agreement, but in no event later than June 15, 1999, time being of the essence. Accordingly, if Urban elects to extend the date for closing as provided in the Century City Agreement (for example, on account of delays in delivery of estoppels), the Closing Date hereunder shall automatically be extended for a similar period (but in no event later than June 15, 1999). The Closing shall be consummated through escrow pursuant to requisite and appropriate escrow instructions to Intermediary and the Title Insurer identified in the Century City Agreement (the "Escrow Agent") in accordance with this Agreement.

         (a) Escrow. On or before 2:00 p.m., Central Daylight Time on the day prior to the Closing Date, the parties shall take the following actions and deliver to the Escrow Agent the following documents and instruments:

             (i) CCM LLC shall execute, acknowledge (where required) and deliver all of the Century City Conveyance Documents required to be executed, acknowledged and delivered by

CC LLC in order to convey the CCM Undivided Interest to CCM LLC.

             (ii) The Intermediary will deposit the CCM Purchase Price and deliver an assignment to CCM LLC of all of its rights under the Century City Agreement that survive the Closing.

             (iii) KPLP shall execute, acknowledge (where required) and deliver (A) an assignment of its entire membership interest in CCM LLC (the "Membership Interests Assignment") to Urban, in the form of Exhibit "G" hereto, and (B) the Joinder.

             (iv) Urban shall execute, acknowledge (where required) and deliver the Certificate evidencing the issuance of the OP Units to KPLP. On the Closing Date, Urban shall deposit its share of the closing costs in accordance with paragraph (c) below.

             (v) Following Urban's contribution of the membership interests in CCM LLC to CCP, USC shall execute, acknowledge (where required) and deliver the Assignment of Contract Interest.

             (vi) KPLP shall deliver an opinion of counsel in the form attached hereto as Exhibit "P".

         (b) Adjustments and Prorations. No adjustments or prorations for taxes, rental and other income, operating and other expenses shall be made with respect to the conveyance of the CCM Undivided Interest; all such adjustments and prorations shall be made in accordance with the Century City Agreement with respect to the Urban Undivided Interest.

         (c) Closing Costs. Urban shall pay all closing costs incident to the conveyance of the Century City Property, as provided in Section 7.4 of the Century City Agreement. Each party to this Agreement shall pay its own attorneys' and other professional fees and costs. KPLP shall indemnify and hold Urban harmless from and against liability for (A) the additional costs and expenses (as reasonably allocated by counsel to Lehman Brothers) incurred by Urban in connection with and as a result of RREEF's borrowing the Lehman Loan and (B) the additional costs and expenses (as reasonably allocated by counsel to RREEF) incurred by Urban in connection with and as a result of the separate conveyance of the CCM Undivided Interest to CCM LLC or the Lehman Loan.

         (d) Conditions to Closing; Delivery to Parties. The conditions to the Closing shall be (i) closing of the Lehman Loan, (ii) satisfaction of (or waiver by the party entitled to the benefit of) the conditions to closing set forth in
Section 6 below and (iii) the receipt by the Escrow Agent of the funds and documents described in paragraph (a) above and the items to be delivered by third parties as described below. Upon the satisfaction of the above conditions, then the Escrow Agent shall take the following actions in the following sequence:

                  (i) Record or cause to be recorded (or file or caused to be filed, as appropriate) in the land records and security assignment records of the City of Los Angeles, County of Los Angeles, State of California, the Lehman Loan Documents securing the Lehman Loan;

                  (ii) Wire the amount due to RREEF as proceeds of the Lehman Loan and under the Closing Statement delivered under Section 7.8.1 of the Century City Agreement, in accordance with written wiring instructions from RREEF;

                  (iii) Record in the land records for the City of Los Angeles, County of Los Angeles, State of California, the Deed (as defined in Section 7.1 of the Century City Agreement) conveying the CCM Undivided Interest to CCM LLC;

                  (iv)   Deliver the Membership Interest Assignment to Urban;

                  (v) Deliver the Certificate evidencing the issuance of the OP Units to KPLP;

                  (vi) Following Urban's contribution of the membership interests in CCM to CCP, deliver the Assignment of Contract Interest to CCM LLC;

                  (vii) After USC is admitted to CCM LLC as a member, record in the land records for the City of Los Angeles, County of Los Angeles, State of California, the Deed conveying the Urban Undivided Interest to CCM LLC;

                  (viii) Deliver the respective amounts due to RREEF and third parties (e.g., brokers and the holders of existing liens against the Property other than the Lehman Loan) in accordance with a Closing Statement and the respective instructions from such persons;

                  (ix) Issue the owner's policy (with an effective date that is the same as the date and time of the recordation of the Deeds) and deliver the same to CCM LLC in accordance with the escrow instructions delivered to the Escrow Agent;

                  (x) File all information returns required under section 6045 of the Internal Revenue Code and take all other reporting actions as may be required in connection therewith; and

                  (xi) Deliver the amount due to KPLP, if any, under the Closing Statement to the Intermediary in accordance with separate wiring instructions to be delivered to Intermediary on or before the Closing Date.

4.       REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS.

         (a) Representations and Warranties of KPLP to Urban. KPLP hereby represents to Urban as follows:

             (i) Formation; Authority. CCM LLC is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and duly authorized and qualified to do all things required of it under this Agreement and the Century City Agreement. CCM LLC has all requisite power and authority to execute and deliver and to perform all of its obligations under this Agreement and the Century City Agreement and nothing prohibits or restricts the right or ability of CCM LLC to close the transactions contemplated hereunder and carry out the terms hereof. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by CCM LLC are duly authorized, executed and delivered by and are binding upon CCM LLC. CCM LLC has obtained all consents and permissions related to the transactions herein contemplated and required under any covenant, agreement, encumbrance or laws. Neither this Agreement, the Century City Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement, the Century City Agreement or any such other agreement, document or instrument, does now or shall hereafter breach, invalidate, cancel, make inoperative or interfere with, or result in the acceleration or maturity of, any agreement, document, instrument, right or interest, affecting or relating to CCM LLC.

             (ii) Federal Income Tax Classification. CCM LLC has elected to be disregarded as a separate entity for Federal income tax purposes.

             (iii) Due Execution. The execution of all documents, instruments, deeds, certificates and representations referred to in this Agreement have been fully authorized and, when executed and delivered in accordance herewith, will be duly executed and delivered by or on behalf of CCM LLC will be valid and binding agreements, enforceable in accordance with their terms.

             (iv) No Violation. The execution, delivery and performance by CCM LLC of its obligations under this Agreement, the Century City Agreement and all documents, instruments, deeds, certificates and representations referred to in this Agreement will not contravene any provision of applicable law, certificate of formation, operating agreement or other constituent document of CCM LLC, or any agreement or other instrument binding upon CCM LLC or any judgment, order or decree of any governmental body, agency or court having jurisdiction over CCM LLC, and no consent, approval, authorization or order of or qualification with any governmental body or agency is required for the performance by CCM LLC of its obligations under this Agreement and all documents, instruments, deeds, certificates and representations referred to in this Agreement.

                  (v) ERISA Representations. The representations and warranties made by the Purchaser in Section 5.2.2 of the Century City Agreement are true and correct when applied to KPLP, CCM LLC and the Intermediary.

         (b) Representations and Warranties of KPLP to Urban. KPLP hereby represents and warrants the following to Urban:

                  (i) Formation; Authority. KPLP is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Ohio and duly authorized and qualified to do all things required of it under this Agreement. KPLP has all requisite power and authority to execute and deliver, and to perform all of its obligations under, this Agreement and nothing prohibits or restricts the right or ability of KPLP to close the transactions contemplated hereunder and carry out the terms hereof. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by KPLP are duly authorized, executed and delivered by and are binding upon KPLP. KPLP has obtained all consents and permissions related to the transactions herein contemplated and required under any covenant, agreement, encumbrance or laws. Neither this Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, does now or shall hereafter breach, invalidate, cancel, make inoperative or interfere with, or result in the acceleration or maturity of, any agreement, document, instrument, right or interest, affecting or relating to KPLP.

                  (ii) OP Agreement. KPLP has reviewed the OP Agreement, discussed it with its counsel, understands that KPLP will be bound by its terms and reconfirms the representations and warranties.

                  (iii) Due Execution. The Certificate and Joinder and all documents, instruments, deeds, certificates and representations referred to in this Agreement have been fully authorized, and when executed and delivered in accordance herewith will be duly executed and delivered by or on behalf of KPLP and will be valid and binding agreements, enforceable in accordance with their terms.

                  (iv) No Violation. The execution, delivery and performance by KPLP of its obligations under the OP Agreement and all documents, instruments, deeds, certificates and representations referred to in this Agreement will not contravene any provision of the partnership agreement or other constituent document of KPLP, or any agreement or other instrument binding upon KPLP or any judgment, order or decree of any governmental body, agency or court having jurisdiction over KPLP, including but not limited to the Consent Order, and no consent, approval, authorization or order of or qualification with any governmental body or agency is required for the performance by KPLP of its obligations under the OP Agreement and all documents, instruments, deeds, certificates and representations referred to in this Agreement.

                  (v) Valid Title and Authority. KPLP has, and on the Closing Date will have, valid title to all of the membership interests of CCM LLC, free and clear of all claims and indebtedness, and the power and authority to enter into the OP Agreement and all documents, instruments, deeds, certificates and representations referred to in this Agreement, and to assign, transfer and deliver the membership interests in CCM LLC to USC;

                  (vi) No Ownership of Stock of Urban REIT. Except as a result of the exercise of "Exchange Rights" pursuant to the OP Agreement pertaining to 144,495 OP Units previously acquired by KPLP, neither KPLP, nor any direct or indirect owner (the "KPLP Owners") of any interest in KPLP or CCM LLC, owns or will actually own or "Constructively Own" (as defined in Exhibit "H") any common shares of Urban Shopping Centers, Inc., a Maryland corporation ("Urban REIT"). All of the direct and indirect owners of KPLP are listed in Exhibit "I" hereto (the "KPLP Organizational Chart").

                  (vii) Liabilities of CCM LLC. CCM LLC was formed on May 6, 1999, by filing of articles of formation, a true, complete and correct copy of which is attached hereto as Exhibit "J" and made a part hereof. CCM LLC is governed by an operating agreement (the "Operating Agreement") dated as of May 6, 1999, a true, complete and correct copy of which is attached hereto as Exhibit "K" and made a part hereof. CCM LLC has no obligations or liabilities of any kind or nature and CCM LLC is not party to any agreement other than this Agreement. The Operating Agreement shall not be amended without the prior written consent of Urban. At all times through and including the conveyance of the membership interests in CCM LLC to USC, CCM LLC shall execute no document or agreement, and will not incur any liability, without the express written consent of Urban. Without limitation on the generality of the foregoing, any consent, approval or waiver by CCM LLC under the Century City Agreement shall be given or withheld as directed by Urban.

                  (viii) Indemnity. KPLP shall, at its sole cost and expense, indemnify and hold harmless Urban, USC and CCM LLC from and against any and all claims --

                         (A)      for losses,  damages or expenses  under the
indemnification, if any, given by Urban or USC to RREEF with respect to the Lehman Loan or the Lehman Loan

Documents, if and to the extent that such claim arose solely on account of KPLP's acts or failure to act with respect to the Lehman Loan or the Lehman Loan Documents; provided, however, nothing herein, however, shall be construed as an assumption by KPLP of any liability for amounts due under and in accordance with the terms of the Lehman Loan or the Lehman Loan Documents; and

                       (B) for any documentary stamp tax imposed by the State of California or the County of Los Angeles upon the assignment by KPLP of the membership interests of CCM LLC to Urban; provided, however, that Urban and USC shall give KPLP timely notice of any claim for any such tax and shall permit KPLP, at its sole expense, to defend against such claim and provide cooperation in order to permit KPLP to prosecute a claim for refund of any such tax, if paid by KPLP.

                  (ix) No Implied Representations. Except as otherwise expressly set forth in this Agreement, neither Urban, CCM LLC nor any other person or entity has made any representation or warranty to KPLP with respect to the Century City Property, the Century City Agreement, Urban, the assets and liabilities of Urban and Urban REIT or the tax consequences of the matters contemplated hereby. Without limitation on the generality of the foregoing, KPLP acknowledges that it is entering into this Agreement and consummating the matters herein set forth without relying on any representations and warranties of any kind whatsoever, express or implied, except as otherwise expressly set forth in this Agreement.

         (c) Representations and Warranties of Urban. Urban hereby represents and warrants the following to KPLP that:

                  (i) On the Closing Date, Urban REIT will be a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland authorized to transact business under the laws of any state in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to be so qualified could reasonably be expected to have no material adverse effect on its financial condition or business, and will have all requisite corporate power and authority to perform its obligations under and in accordance with the terms and conditions of the OP Agreement.

                  (ii) On the Closing Date, Urban will be a limited partnership duly formed and validly existing under the laws of the State of Illinois, will be duly authorized to transact business under the laws of any state in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified could reasonably be expected to have no material adverse effect on its financial condition or business, and will have all requisite partnership power and authority under the OP Agreement to execute and deliver this Agreement and all other documents and instruments to be executed and delivered by it hereunder and to perform its obligations hereunder and thereunder in accordance with the terms and conditions hereof and thereof. A true and complete copy of the limited partnership agreement of Urban as of the date hereof is attached as Exhibit "L".

                  (iii) Assuming the due and valid authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement and the other agreements and documents to be executed and delivered by Urban, when executed and delivered, will be the legal, valid and binding obligation of Urban, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws relating to creditors' rights and general principles of equity. The performance by Urban of any of its duties and obligations under this Agreement and the documents and instruments to be executed and delivered by Urban hereunder will not (i) conflict with, or result in a breach of, or default under, any provision of any of the organizational documents of Urban or any agreement, instruments or laws to which it is a party or by which it is or may be bound, or (ii) require any consent, approval or authorization of, or declaration, filing or registration with, any governmental authority.

                  (iv) At the Closing, the OP Units to be issued to KPLP will be duly issued by Urban, free and clear of any mortgage, pledge, lien, encumbrance, security interest, claim or rights of interest of any third party of any nature whatsoever claiming through Urban or Urban REIT. The common stock which may be issued by Urban REIT upon redemption of the OP Units will be duly authorized and, when and if issued, will be fully paid and non-assessable, free and clear of any mortgage, pledge, lien, encumbrance, security interest, claim or rights of interest of any third party of any nature whatsoever claiming through Urban or Urban REIT. Urban REIT shall cause the common stock which may be issued by Urban REIT upon redemption of the OP Units to be registered, at its sole expense, with the United States Securities and Exchange Commission (the "SEC") in accordance with the Registration Rights Agreement attached hereto as Exhibit "M". Urban REIT shall maintain the listing of its common stock if the common stock of Urban REIT are then so listed generally.

                  (v) The financial statements of Urban REIT, copies of which are to be attached hereto as Exhibit "N", as at and for the years ended December 31, 1998 and 1997, have been prepared in accordance with generally accepted accounting principles on a consistent basis from year to year and fairly present the financial condition of Urban REIT, as of such periods and the results of operations for the respective periods indicated. There have been no material adverse changes to the financial condition of Urban REIT or Urban since December 31, 1998. Except as set forth in such financial statements, Urban REIT does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a balance sheet of Urban REIT or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, property or assets, operations or condition (financial or otherwise) of Urban REIT.

                  (vi) There is not pending or, to Urban's knowledge, threatened any litigation, administrative proceeding or investigation against Urban REIT or Urban that, if adversely determined, could reasonably be expected to have a material adverse effect either on Urban REIT or Urban or the ability of either one to perform its obligations under this Agreement in a timely manner.

                  (vii) From and after the Closing Date, Urban agrees that, subject to the concurrence of its joint venture partner or partners (which for purposes hereof shall include members of limited liability companies) and of its lender or lenders, Urban will permit the general and limited partners of KPLP (the "Guarantors") to guarantee on a "bottom dollar basis" (collectively, a "Guarantee") such indebtedness of Urban as they may reasonably request in order to avoid gain recognition under Code section 731(a)(1). Any such Guarantee executed by the Guarantors will be in substantially the form attached hereto as Exhibit "O". Notwithstanding anything to the contrary in this Agreement, Urban shall not be restricted in its ability to change the amount or character of its liabilities, but Urban shall allow the Guarantors to enter into such reasonable agreements or arrangements similar to those set forth herein for the purpose of enabling the Guarantors to the extent possible to prevent gain recognition under Code section 731(a)(1) by the Guarantors.

         5.       [Intentionally omitted]

         6.       CONDITIONS TO CLOSING.

         (a) KPLP's Conditions to Closing. In addition to the conditions provided in other provisions of this Agreement, the obligations of CCM LLC, KPLP and the Intermediary to perform their respective undertakings provided in this Agreement are conditioned on the following:

                  (i) Performance by RREEF. The due performance by RREEF of the Century City Agreement;

                  (ii) Performance by Urban. The due performance by Urban of each and every undertaking and agreement to be performed by it hereunder in all material respects and the truth of each representation and warranty made by Urban in this Agreement in all material respects at the time as of which the same is made and as of the Closing Date as if made on and as of the Closing Date; and

                  (iii) No Suspension of Trading. Trading of the common stock of Urban REIT is not subject to suspension, and has not been suspended as of the Closing Date, under the rules of the New York Stock Exchange.

         (b) Urban's Conditions to Closing. In addition to the conditions provided in other provisions of this Agreement, Urban's obligations to perform its undertakings provided in this Agreement are conditioned on the following:

                  (i) Performance by Others. The due performance by RREEF, KPLP, the Intermediary and CCM LLC of each and every of their respective undertakings and agreements to be performed hereunder and under the Century City Agreement and the USC/RREEF Agreement in all material respects, and the truth of each representation and warranty made by RREEF, KPLP and CCM LLC in the Century City Agreement, the USC/RREEF Agreement or this Agreement in all material respects at the time as of which the same is made and as of the Closing Date as if made on and as of the Closing Date.

                  (ii) Determination by Urban to Permit Closing under USC/RREEF Agreement. The determination made by Urban (which it may make in its sole and absolute discretion) to permit the closing under the USC/RREEF Agreement. Without limitation on the generality of the foregoing, KPLP and CCM LLC acknowledge that Urban's and RREEF's obligations to close under the USC/RREEF Agreement are each subject to various conditions, and that neither Urban nor RREEF is under any obligation of any kind or nature to KPLP or CCM LLC to waive any such condition. Further, Urban is under no obligation of any kind or nature to KPLP to permit the closing under the USC/RREEF Agreement, regardless of whether the conditions to Urban's obligations thereunder are satisfied.

         7.  OP UNITS. KPLP acknowledges its understanding that the OP
Units to be acquired pursuant to the Agreement are intended to be exempt from registration under the Securities Act of 1933, as amended (the "Act"). In furtherance thereof, KPLP represents and warrants to Urban that:

         (a) KPLP is acquiring the OP Units solely for KPLP's own account for the purpose of investment and not as a nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution of any thereof. Except as otherwise provided in the OP Agreement, KPLP agrees and acknowledges that KPLP will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (hereinafter, "Transfer") any of the OP Units or and the common stock of Urban REIT into which they are convertible (the "Urban REIT Stock") unless such Transfer complies with the OP Agreement and all applicable laws and regulations.

         (b) KPLP is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer described in this Agreement and the OP Agreement. KPLP is able to bear the economic risk of holding the OP Units and the Urban REIT

Stock for an indefinite period and is able to afford the complete loss of its investment in the OP Units and the Urban REIT Stock; KPLP has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such documents, Urban and Urban REIT and the business and prospects of Urban and Urban REIT which KPLP deems necessary to evaluate the merits and risks related to its investment in the OP Units and the Urban REIT Stock; and KPLP understands and has taken cognizance of all risk factors related to the acquisition of the OP Units and the Urban REIT Stock.

         (c) KPLP acknowledges that (i) the exchange of OP Units into Urban REIT Stock are subject to certain restrictions contained in the OP Agreement and (ii) the Urban REIT Stock which may be received upon such an exchange will be subject to certain limitations on ownership, transfer or redemption set forth in the charter of Urban REIT.

         (d) KPLP is an accredited investor within the meaning of Rule 501 of Regulation D under the Act and no consent of its partners was received or solicited for the consummation of the transactions contemplated hereby.

8.       MISCELLANEOUS.

         (a) Brokerage Issues. Each of the parties hereto represents and warrants to the other parties that no broker or finder has been engaged by it in connection with any of the transactions contemplated by this Agreement or to its knowledge is in any way connected with any of such transactions. In the event of a claim for broker's or finder's fee or commissions in connection herewith, then each party shall indemnify, protect, defend and hold the other parties harmless from and against the same if it shall be based upon any statement or agreement alleged to have been made by the indemnifying party.

         (b) Limitation of Liability.

             (i) No present or future partner, member, director, officer, shareholder, employee, advisor, affiliate or agent of or in Urban or any affiliate of Urban, including, without limitation, Urban REIT shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and KPLP and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Urban's assets for the payment of any claim or for any performance, and KPLP hereby waives any and all such personal liability. For purposes of this subparagraph (b), no negative capital account or any contribution or payment obligation of any partner or member in Urban shall constitute an asset of Urban. The limitations of liability contained in this subparagraph are in addition to, and not in limitation of, any limitation on liability applicable to Urban provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.

             (ii) No present or future partner, advisor, affiliate or agent of or in KPLP or any affiliate of KPLP, including, without limitation, Herbert
S. Miller and Western Development Corporation, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Urban and its successors and assigns and, without limitation, all other persons and entities, shall look solely to KPLP's assets for the payment of any claim or for any performance, and Urban hereby waives any and all such personal liability. The limitations of liability contained in this subparagraph are in addition to, and not in limitation of, any limitation on liability applicable to KPLP provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.

         (c) Successors and Assigns. No party to this Agreement may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties (in which event such transferee shall assume in writing all of the assignor's obligations hereunder, but such assignor shall not be released from its obligations hereunder). No consent given by a party to any transfer or assignment of the assignor's rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of the assignor's rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

         (d) Notices. Any notice which a party is required or may desire to give the other shall be in writing and shall be sent by personal delivery or by mail (either (i) by United States registered or certified mail, return receipt requested, postage prepaid, or (ii) by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery), addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given at least five (5) days in advance):

To Urban:

         Urban Shopping Centers, L.P.
         900 North Michigan Avenue
         Suite 1500
         Chicago, Illinois  60611-1580
         Attention:  Mr. Adam S. Metz
         Office (Gen.):    (312) 915-3568
         Telecopier:       (312) 915-2001

With Copy To:

         Urban Shopping Centers, Inc.
         900 North Michigan Avenue
         Suite 1500
         Chicago, Illinois  60611-1580
         Attention:  Michael G. Hilborn, General Counsel
         Office (Gen.):    (312) 915-3568
         Telecopier:       (312) 915-2001

And Additional Copy To:

         Pircher, Nichols & Meeks
         1999 Avenue of the Stars
         Suite 2600
         Los Angeles, California 90067
         Attention:  Real Estate Notices (PGN)
         Office (Gen.):    (310) 201-8900
         Telecopier:       (310) 201-8922

To KPLP:

         Kenwood Plaza Limited Partnership
         % Western Development Corporation
         1000 Potomac Street, N.W.
         Suite 200
         Washington, D.C.  20007
         Attention:  Mr. Herbert S. Miller
         Office (Gen.):    (202) 338-5200
         Telecopier:       (202) 338-6014

With Copy To:

         Robins, Kaplan, Miller & Ciresi L.L.P.
         1801 K Street, N.W.
         Suite 1200
         Washington, D.C.  20006
         Attention:  Robert E. Falb, Esq.
         Office (Gen.):    (202) 736-2650
         Telecopier:       (202) 223-8604

To Intermediary:

         Chicago Deferred Exchange Corporation
         171 North Clark Street, Ninth Floor
         Chicago, Illinois 60601-3294
         Office (Gen.):    (312) 223 2931
         Telecopier:       (312) 223 3301

Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier's proof of delivery, as the case may be. Any such notice not so given shall be deemed given upon actual receipt of the same by the party to whom the same is to be given. Notices may be given by facsimile transmission and shall be deemed given upon the actual receipt of the same by the individual to which they are addressed, and shall be promptly followed by a hard copy notice by mail as provided above.

         (e) Legal Costs. In the event any action be instituted by a party to enforce this Agreement, the prevailing party in such action (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall be entitled to such reasonable attorneys' fees, costs and expenses as may be fixed by the decision maker. The foregoing includes, but is not limited to, reasonable attorneys' fees, expenses and costs of investigation incurred in (i) appellate proceedings;
(ii) in any post-judgment proceedings to collect or enforce the judgment; and
(iii) establishing the right to indemnification.

         (f) Further Instruments. KPLP will, whenever and as often as it shall be requested so to do by Urban, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement. Without limitation on the generality of the foregoing, KPLP shall cause each KPLP Owner to execute, prior to the Closing Date, a representation and covenant, in form and substance reasonably satisfactory to Urban, that such KPLP Owner (i) is an accredited investor within the meaning of Rule 501 of Regulation D under the Act, and (ii) does not own, and will not at any hereafter acquire, any interest in Urban or Urban REIT, except for the OP Units issued pursuant to this Agreement and the Urban REIT Stock issued upon conversion of such OP Units.

         (g)      Matters of Construction.

                  (i) Incorporation of Exhibits. All exhibits attached and referred to in this Agreement are hereby incorporated herein as fully set forth in (and shall be deemed to be a part of) this Agreement.

                  (ii) Entire Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters except the Qualified Intermediary Exchange Agreement.

                  (iii) Time of the Essence. Subject to subparagraph (iv) below, time is of the essence of this Agreement.

                  (iv) Non-Business Days. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day. As used herein, "business day" means any day other than a Saturday, Sunday or federal holiday.

                  (v) Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

                  (vi) Interpretation. Words used in the singular shall include the plural, and vice-versa, and any gender shall be deemed to include the other. Whenever the words "including", "include" or "includes" are used in this Agreement, they should be interpreted in a non-exclusive manner. The captions and headings of the sections of this Agreement are for convenience of reference only and shall not be deemed to define or limit the provisions hereof. Except as otherwise indicated, all Exhibit and section references in this Agreement shall be deemed to refer to the Exhibits and sections in this Agreement. Each party acknowledges and agrees that this Agreement (A) has been reviewed by it and its counsel; (B) is the product of negotiations between the parties, and (C) shall not be deemed prepared or drafted by any one party. In the event of any dispute between parties concerning this Agreement, the parties agree that any ambiguity in the language of the Agreement is to not to be resolved against any party, but shall be given a reasonable interpretation in accordance with the plain meaning of the terms of this Agreement and the intent of the parties as manifested hereby.

                  (vii) No Waiver. Any party may at any time or times, at its election, waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in a writing signed by such party (except that if a party proceeds to the Closing, notwithstanding the failure of a condition to its obligation to close, then such condition shall be deemed waived by the Closing). No such waiver shall reduce the rights or remedies of a party by reason of any breach by the other party hereunder. Waiver by one party of the performance of any covenant, condition or promise of the other party shall not invalidate this Agreement, nor shall it be deemed to be a waiver by such party of the performance of any other covenant, condition or promise by such other party (whether preceding or succeeding and whether or not of the same or similar nature). No failure or delay by one party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by such party while the other party continues to be so in default.

                  (viii) Consents and Approvals. Except as otherwise expressly provided herein, any approval or consent provided to be given by a party hereunder may be given or withheld in the absolute discretion of such party.

                  (ix) Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS (WITHOUT REGARD TO CONFLICTS OF LAW).

                  (x) Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, the parties do not intend by any provision of this Agreement to confer any right, remedy or benefit upon any third party (express or implied), and no third party shall be entitled to enforce or otherwise shall acquire any right, remedy or benefit by reason of any provision of this Agreement.

                  (xi) Amendments. This Agreement may be amended by written agreement of amendment executed by all parties, but not otherwise.

                  (xii) Survival. Unless otherwise expressly provided for in this Agreement, the representations, warranties, indemnification obligations and covenants of the parties set forth in this Agreement shall survive the consummation of the transaction contemplated by this Agreement and shall not be deemed merged into or with the delivery and recordation of the Deed. Notwithstanding the foregoing, the representations and warranties of Urban under section 4(d)(v) shall lapse as of June 15, 2000.

                  (xiii) Cumulative Remedies. No remedy conferred upon a party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute (except as otherwise expressly herein provided).

         (h) Waiver of Trial by Jury. The parties hereby irrevocably waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

         (i) Press Releases. Any press release issued with respect to the transactions contemplated by this Agreement shall be subject to the prior approval of all parties.

         (j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which, when taken together, shall constitute one and the same instrument, with the same effect as if all of the parties to this Agreement had executed the same counterpart.

         (k) Confidentiality. Until the Closing or the earlier termination of this Agreement, the existence and contents of this Agreement shall not be disclosed to any third party not reasonably necessary to effectuate this transaction without the consent of all the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

                                    KPLP:

                                    KENWOOD PLAZA LIMITED PARTNERSHIP
                                    an Ohio Limited Partnership



                                    By: Herbet S. Miller
                                        ----------------------------------------
                                    Name: Herbert S. Miller
                                    Title: General Partner


                                    CCM LLC:

                                    Century City Mall, LLC
                                    a Delaware limited liability company



                                    By: Robert E. Falb
                                        ----------------------------------------
                                        Robert E. Falb, Assistant Manager



                       [Signatures Continue on Next Page]

                                     URBAN:

                                     URBAN SHOPPING CENTERS, L.P.
                                     an Illinois limited partnership
                                     By:      Urban Shopping Centers, Inc.
                                              a Maryland corporation,
                                              its General Partner


                                              By: \s\ Michael G. Hilborn
                                                  ------------------------------
                                              Michael  G. Hilborn
                                              Sr. Vice President



                                     QUALIFIED INTERMEDIARY:

                                     CHICAGO DEFERRED EXCHANGE CORPORATION



                                     By: \s\ Karen Cholipski
                                         ---------------------------------------
                                     Name: Karen Cholipski
                                           -------------------------------------
                                     Title: Vice President

                             CONTRIBUTION AGREEMENT

                                  EXHIBIT LIST



Exhibit "A"       -        Qualified Intermediary Exchange Agreement

Exhibit "B"       -        Entity Election Classification (Form 8832)

Exhibit "C"       -        Century City Agreement

Exhibit "D"       -        List of Lehman Loan Documents

Exhibit "E"       -        Assignment of Contract Interest

Exhibit "F"       -        OP Unit Certificate and Joinder

Exhibit "G"       -        Membership Interests Assignment

Exhibit "H"       -        Definition of "Constructively Own"

Exhibit "I"       -        KPLP Organization Chart

Exhibit "J"       -        CCM LLC Articles of Formation

Exhibit "K"       -        CCM LLC Operating Agreement

Exhibit "L"       -        Urban Limited Partnership Agreement

Exhibit "M"       -        Registration Rights Agreement

Exhibit "N"       -        Urban Financial Statements as at December 31, 1998,
                           and 1997

Exhibit "O"       -        KPLP Partners' Guaranty

Exhibit "P"       -        Opinion of Counsel

                                                                       EXHIBIT C


               CCM - CENTURY CITY SHOPPING CENTER AND MARKETPLACE

                         AGREEMENT OF PURCHASE AND SALE


         THIS AGREEMENT made and entered into, as of the "Effective Date" (as hereinafter defined in Paragraph 8.21 below), by and CENTURY CITY MALL LLC, a Delaware limited liability company (hereinafter collectively referred to as "Purchaser") and RREEF USA FUND-II, a California group trust (hereinafter referred to as "Seller").

                                    WHEREAS:

         A. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, a 9.6134125% undivided interest in the "Property" described below (the "CCM Interest"), which Property consists of a shopping center commonly known as Century City Shopping Center and Marketplace.

         B. Concurrently with the execution of this Agreement by both parties, Seller shall enter into a purchase agreement with USC CENTURY, INC., a Delaware corporation ("USC") (the "Other Sale Agreement"), whereby Seller shall sell to USC and USC shall purchase from Seller, a 90.3865875% undivided interest in the Property (the "USC Interest").

         C. Said Century City Shopping Center and Marketplace also includes department stores commonly known as Macy's and Bloomingdale's (the "Department Stores").

         D. The parties desire to set forth their agreement as to the matters herein set forth.

         NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

         1.       Sale of Property; Purchase Price.

                  1.1 Sale of Property. On the terms and conditions hereinafter set forth, Purchaser agrees to purchase, and Seller agrees to sell, a 9.6134125% undivided interest only in all of the following (collectively, the "Property"):

                      1.1.1 That certain real property owned by Seller located in the City of Los Angeles, County of Los Angeles, State of California, as more particularly described on EXHIBIT A, together with all and singular, the tenements, hereditaments, easements, rights-of-way and appurtenances belonging or in anywise appertaining to the same and owned by Seller, and all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road or avenue open or proposed, public or private, in front of or adjoining the Land, to the centerline thereof, and all right, title and interest of Seller, if any, in and to any award hereafter made in lieu thereof and in and to any award for damage to the Property by reason of a change of grade of any street hereafter occurring, but excluding any oil, gas and other minerals and rights incident thereto previously reserved or conveyed (the "Land");

                           1.1.2 All improvements, structures and fixtures owned
by Seller now or on the Closing Date (as defined below) located upon the Land (the "Improvements") subject to those terms and conditions contained in that certain ground lease, as amended, by and between Seller's predecessor in interest, Century City, Inc. and Federated Department Stores, Inc. dated December 31, 1974;

                           1.1.3 All tangible personal property owned by Seller
now or on the Closing Date located on or about the Land or the Improvements described in SCHEDULE 1.1.3 attached hereto and made a part hereof (the "Personal Property") and excluding the personal property in the Manager's office described in SCHEDULE 1.1.3A; and

                           1.1.4 All intangible property owned by Seller now or
on the Closing Date owned or held in connection with the Land, the Improvements or the Personal Property, or any business or businesses owned by Seller now or hereafter conducted thereon or in connection with the use thereof (other than those businesses conducted by tenants under Leases (as defined in Paragraph
5.1.10 below) in their capacity as tenants and those assets owned by Seller's management company) including, without limitation, all leases, prepaid rent, security deposits, guaranties of leases, mineral rights, air rights, contract rights and agreements (including the Leases, and any service or equipment leasing contracts with respect to or affecting the Property), operating, maintenance and other records, building and trade names and logos used by Seller in connection with the Property (including the name "Century City Shopping Center and Marketplace" but not including the name "RREEF," however, Seller provides no warranty that Seller has any rights with respect to ownership or use of such trade names or logos, licenses (excluding computer software), written authorizations necessary for the use, operation or ownership of the Property, warranties (including those relating to construction or fabrication), utility contracts, telephone exchange numbers, advertising materials, studies or other materials related to the marketing of the Property to the public and prospective tenants and other occupants of the Property, including leasing brochures and tenant data sheets, plans and specifications, governmental approvals, permits and development rights related to the Land, the Improvements or the Personal Property or any part thereof but excluding (i) the rights to rents and other sums due for any period of time prior to Closing, as defined below, (ii) any claims of Seller against third parties for delinquent rents and other sums payable under the Leases (as defined below), relating to any period of time prior to Closing, (iii) any claims arising out of or related to any rights and claims against Seller by third parties for any period of time prior to Closing (including, without limitation, any claims related to the obligations of Seller set forth in Paragraph 7.2(b) herein) and including, without limitation, all rights and claims against: (w) Federated Department Stores, Inc. ("Federated's") regarding supplemental taxes associated with Federated's acquisition of the space occupied by Bloomingdale's and the space occupied by Macy's for the period prior to Closing; (x) any other tenants regarding supplemental taxes or mechanic's liens for the period prior to Closing; (y) Broadway Stores, Inc. ("Broadway's") regarding recovery of rental premium insurance fees; (z) Fast Frame, a former tenant for monthly payments in the amount of $208.33 until January 2000 for past rent due to Seller; and (aa) AMC regarding the installation of a new underground storage tank more fully described in Section
8.29 herein (the "AMC Tank Issue") (all items referred to in this clause (iii) are defined as "Reserved Claims") (provided however, Seller's rights hereunder shall in no way limit Purchaser's rights for any claims for matters arising from and after the Closing), (iv) any bank accounts or similar accounts and (v) Seller's rights pursuant to Paragraph 8.26 herein (the "Intangible Property"). All items of the Property which are not real property shall constitute part of the Intangible Property and Personal Property.

                  1.2 Purchase Price. The purchase price for the CCM Interest ("Purchase Price") is Twenty Six Million One Hundred Forty Eight Thousand Four Hundred Eighty Two and No/100 Dollars ($26,148,482.00), payable at Closing as defined in Paragraph 7.1 pursuant to the terms set forth herein. Purchaser shall pay a portion of the Purchase Price in the amount of Twenty Two Million Nine Hundred Fifty Three Thousand Six Hundred Twenty Eight and No/100 Dollars ($22,953,628.00) by assuming the Lehman Loan (as defined in Section 4.2 below) and there shall be a credit against the Purchase Price in the amount of the sums that Seller actually receives and retains under the Lehman Loan up to a maximum credit amount of Twenty Two Million Nine Hundred Fifty Three Thousand Six Hundred Twenty Eight and No/100 Dollars ($22,953,628.00), provided there shall be no other credit against the Purchase Price with respect to any principal, interest or other amounts outstanding under the Lehman Loan or distributed under the Lehman Loan. Purchaser shall pay the remainder of the Purchase Price by wire transfer in immediately available funds.

         2.       Intentionally Deleted.

         3.       Review of the Property.

                  3.1 Prior to the Effective Date, Seller has provided Purchaser and its agents or consultants with access to the Property to inspect each and every part thereof to determine its present condition and to conduct such physical and environmental studies (including a mechanical and roof study and Phase I environmental assessment) as it deemed appropriate.

                  3.2 Prior to the Effective Date, Seller has delivered to Purchaser, or made copies available to Purchaser at the Property, all to the extent in the possession of Seller or its managing agent:

                      3.2.1 a copy of any existing occupancy and equipment leases, service contracts and maintenance or other contracts pertaining to the operations of the Property that will survive Closing, copies of all real estate tax bills for the years 1996, 1997 and 1998 and through the period ending June 30, 1999, both inclusive, and unaudited operating statements for the Property for the years 1996, 1997 and 1998, and for the first three months of 1999.

                      3.2.2 a copy of any environmental reports relating to the Property prepared by third party consultants.

                      3.2.3 a copy of all current franchises, business or other licenses, bonds, permits, certificates, authorizations and other evidences of consent, approval, authorization or permission relating to or affecting the Property of or from any person, including any governmental authority, held by Seller, including any pending applications.

                      3.2.4 a copy of all material third party warranties and guaranties, if any, which are in effect with respect to the Property.

                      3.2.5 a copy of those other materials set forth on
SCHEDULE 3.2.5.

                      3.2.6 as-built plans and specifications for the improvements on the Property, including the plans and specifications for and a complete description of all existing renovations to the Property and the leasable space therein, if available.

                      3.2.7 as-built drawings of underground utilities (including sewer, water, gas, telephone and electrical service cables) located under the Land, if available.

                  3.3 Purchaser agrees that any information obtained by Purchaser or its authorized agents in the conduct of its due diligence will be treated as confidential pursuant to Paragraph 8.17.

                  3.4 As and when Seller obtains updated or new information, which, if presently in Seller's possession, would have been delivered to Purchaser pursuant to Paragraph 3.2 (including additional monthly reports on the Property), Seller shall deliver such updated and new information to Purchaser.

         4.   Title.

                  4.1 Purchaser hereby agrees to acquire title to the CCM Interest subject to those exceptions (collectively, the "Acceptable Exceptions") set forth on the Pro Form Title Policy (the "Pro Forma") issued by Title Insurer attached hereto as SCHEDULE 4.1. If any other recorded or unrecorded exception to title is discovered after the Effective Date which would prevent the Title Insurer from issuing a title policy in the form of the Pro Forma, and Purchaser does not elect to waive such exception, upon the first to occur of (a) the Closing Date or (b) seven (7) days after being notified of such exception, and to proceed with the consummation of the Closing, Seller will have fifteen (15) days after the expiration of said seven (7) day period (and Closing will be delayed if necessary, so that it occurs not earlier than twenty-two (22) days after Purchaser is notified of such exception) after notifying Purchaser of such discovery in which to use commercially reasonable efforts to eliminate or to induce the Title Insurer to insure over (subject to Purchaser's approval, not to be unreasonably withheld) such exception, and if such exception is not eliminated or insured over as aforesaid within said 15-day period, Purchaser may either: (1) terminate this Agreement and neither party will have any further rights or obligations hereunder except as provided in Paragraphs 8.8, 8.15 and
8.17 or (2) close the sale subject to such exception without deduction or setoff as to the Purchase Price and without any other rights against Seller with respect thereto. Notwithstanding the foregoing, Seller shall discharge any monetary lien that arises after the Effective Date and prior to Closing due to any act of Seller to enter into a deed of trust or mortgage evidencing such lien except for the lien of the Lehman Loan.

                  4.2 Lehman Loan Documents. Solely and exclusively as an accommodation to Purchaser and USC, Seller will borrow the amount of One Hundred Sixty Million and 00/100

Dollars ($160,000,000) (the "Lehman Loan") from Lehman Brothers Holdings Inc., a Delaware corporation, doing business as Lehman Capital, a division of Lehman Brothers Holdings Inc. ("Lehman"), to be secured by, among other things, by a nonrecourse mortgage which will encumber the Property (said Mortgage along with all other documents evidencing or securing the Lehman Loan or to be executed in connection therewith are referred to herein collectively as the "Lehman Loan Documents"). Concurrently with Closing, Purchaser and USC pursuant to the Other Sale Agreement collectively shall assume all of the obligations under the Lehman Loan and the Lehman Loan Documents and Seller shall be completely released of any and all obligations under the Lehman Loan and the Lehman Loan Documents. Purchaser shall execute a release and assumption agreement with respect to the Lehman Loan in a form satisfactory to Seller in Seller's sole discretion (the "Release and Assumption Agreement"). The Lehman Loan Documents must be in form and substance acceptable to Seller in Seller's sole discretion. From and after the Closing Date, Seller will have no responsibility in any way for any payment, obligation, liability, debt and claim arising out of the Lehman Loan or the Lehman Loan Documents. Purchaser shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless Seller from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, expenses, judgments, awards, and amounts paid in settlement, of whatever kind of nature whatsoever, and whether known or unknown, foreseeable or unforeseeable (including, but not limited to, attorneys' fees and other costs of defense) imposed upon or incurred by or asserted against Seller and directly or indirectly arising out of or in any way relating to the Lehman Loan or the Lehman Loan Documents. The obligations of Purchaser under this Paragraph 4.2 shall survive the Closing.

         5.       Representations and Warranties.

                  5.1 Representations and Warranties of Seller. Subject to the provisions of Section 5.3 below, Seller hereby makes the following representations and warranties with respect to the Property, provided that, Seller makes no representations or warranties with respect to the matters disclosed in SCHEDULE 5.1 (the "Disclosure Schedule") or with respect to the matters described or referred to in that certain letter from Adam Metz of Purchaser to Seller dated March 19, 1999 and the attached memorandum from Adam Metz to Seller dated March 19, 1999 (said letter and memorandum are collectively referred to herein as "Purchaser's Due Diligence Letter"). Notwithstanding anything to the contrary contained herein or in any document delivered in connection herewith, except as specifically set forth in the following sentence with respect to the dispute between Federated's and Seller, Seller shall have no liability with respect to the items disclosed, described or referred to in the Disclosure Schedule. Notwithstanding the foregoing, with respect to the matters described in Paragraph A11 (such matters referred to herein as "Broadway/Federated Insurance Dispute") of Purchaser's Due Diligence Letter, Seller shall be responsible after Closing for any sums owed by Seller to Federated's for pass-through charges paid by such tenant for rental income coverage insurance and taxes prior to Closing and Seller shall indemnify Purchaser and hold harmless and defend Purchaser from and against 9.6134125% of all claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees) arising out of the Broadway/Federated Insurance Dispute with respect to sums, if any, that Seller may owe to such tenant for the period prior to Closing.

As used in this Paragraph 5.1 and elsewhere in this Agreement, the phrase "to the knowledge of Seller" or phrases of similar import mean and are limited to the actual knowledge of Seller's portfolio manager, Jerry Egan, Seller's local manager having ongoing management responsibility with respect to the Property, Doug Roscoe and Lee Letchford, and not to any constructive knowledge of any of the foregoing individuals or of Seller or any investment advisor to Seller, any entity that is a partner or member in such investment advisor, or any affiliates of any thereof, or to any trustee, beneficiary, member, officer, agent, representative, or employee of Seller or such investment advisor, any such constituent partner or member of any such affiliate. Purchaser hereby acknowledges that Seller has named Jerry Egan, Doug Roscoe and Lee Letchford as those representatives constituting Seller's knowledge, in good faith, without intent as to deceive Purchaser or to withhold information from Purchaser and that Jerry Egan, Doug Roscoe and Lee Letchford are familiar with the Property and its operations. In addition, as used in this Paragraph 5.1 and elsewhere in this Agreement, Seller's receipt of any written notice shall mean the actual receipt of any written notice by Jerry Egan, Doug Roscoe and Lee Letchford, or by any officer of RREEF America L.L.C., a Delaware limited liability company holding the position of Vice President or higher in the corporate headquarters of Seller located in Chicago, Illinois. Seller hereby warrants and represents to Purchaser as follows:

                           5.1.1 Pending Proceedings. With the exception of the
items set forth in the Disclosure Schedule or the Proforma Policy, Seller has received no written notice of special assessment, condemnation, environmental, zoning or other land use regulation proceedings, either pending or planned to be instituted, with respect to the Property or any part thereof.

                           5.1.2 Status of Seller and Closing Documents. This
Agreement has been, and all the documents to be delivered by Seller to Purchaser at Closing are or will be, duly authorized, executed, and delivered by Seller, are legal, valid, and binding obligations of Seller, are enforceable in accordance with their respective terms, and do not violate any provisions of any agreement to which Seller or the Property is subject or bound. Seller is duly organized and validly existing or duly qualified to transact business in the State in which the Property is located.

                           5.1.3 Non-Foreign Status. Seller is not a "foreign
person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and that Seller will furnish to Purchaser, prior to Closing, an affidavit in form satisfactory to Purchaser confirming the same.

                           5.1.4 Compliance with Laws. With the exception of the
items set forth in the Disclosure Schedule, Seller has received no governmental notice, not heretofore corrected, alleging that the Property or its current uses are in violation of any zoning, building, health, traffic, environmental, flood control or all other applicable rules, regulations, codes, ordinances, or statutes of any local, state and federal authorities and any other governmental authority (collectively, the "Laws") asserting jurisdiction over the Property.

                           5.1.5 Service Contracts. With the exception of the
equipment leases and the Schindler service contract for passenger elevators listed in SCHEDULE 5.1.5 attached hereto

(which leases and contract Purchaser shall assume at Closing), and the items set forth in the Disclosure Schedule or in Purchaser's Due Diligence Letter, the service agreements and service contracts affecting the Property (including, without limitation, any management, leasing, brokerage, services or maintenance agreements) listed on SCHEDULE 5.1.5 are terminable at will by Seller without further liability, upon not more than 30 days' prior written notice and which shall be binding on Purchaser. With the exception of the items set forth in the Disclosure Schedule or in Purchaser's Due Diligence Letter, Seller has received no written notice of, and Seller has no knowledge of, any defaults by Seller or any other party with respect to such service agreements, service contracts and equipment leases affecting the Property.

                           5.1.6 No Default. The execution and delivery of this
Agreement, and consummation of the transaction described in this Agreement, does not and will not constitute a default under any contract, lease, or agreement to which Seller is a party or by which Seller is bound.

                           5.1.7 No Suits. Except as set forth in the Disclosure
Schedule or in Purchaser's Due Diligence Letter, and except for personal injury or property damage actions for which there is adequate insurance coverage and where the insurance carrier has accepted the tender of the defense without reservation, there is no action, suit or proceeding pending or, to Seller's knowledge, threatened, in writing against or affecting the Property or any portion thereof, or relating to or arising out of the ownership, management or operation of the Property, in any court or before or by any federal, state, or municipal department, commission, board, bureau or agency or other governmental instrumentality.

                           5.1.8 Environmental Condition. Each of the following
representations contained in this Paragraph 5.1.8 is wholly qualified and limited by (a) any matters disclosed in any materials made available or delivered to Purchaser by Seller pursuant to Paragraph 3 above or otherwise, (b) any matters disclosed in any environmental reports or studies obtained by Purchaser, and (c) any other matters of which Purchaser has actual knowledge or obtains actual knowledge. Subject to the foregoing, Seller represents:

                                 5.1.8.1 With the exception of items described
or referred to in the Disclosure Schedule or in Purchaser's Due Diligence Letter, and except (i) in amounts customarily found in retail uses and in the other uses for which the Property is suited and used and (ii) in compliance with applicable law, to Seller's knowledge, Seller has not released, generated or handled Hazardous Materials on the Property, and Seller has no knowledge of any release, generation or handling of Hazardous Materials on the Property in violation of applicable law. For the purposes hereof, "Hazardous Material" means any substance, chemical, waste or other material which is listed, defined or otherwise identified as "hazardous" or "toxic" under any federal, state, local or administrative agency ordinance or law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U. S.C. ss.ss. 9601 et seq. and the Resource Conservation and Recovery Act, 42 U. S.C. ss.ss. 6901 et seq., or any regulation, order, rule or requirement adopted hereunder, as well as any formaldehyde, urea, polychlorinated biphenyls, petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel or mixture thereof, radon, asbestos, and "source," "special nuclear" and "by-product" material as defined in the Atomic Energy Act of 1985, 42 U. S.C. ss.ss. 3011 et seq.

                                 5.1.8.2 Seller has not received any summons,
citation, directive, letter or other communication, written or oral, from the United States Environmental Protection Agency or the State environmental protection agency having jurisdiction over the Property.

                           5.1.9 Options. Except as disclosed in the Disclosure
Statement or the Other Sale Agreement, Seller has granted no options or rights of first refusal to acquire any fee simple interest in the Property and no such options are contained in the tenant leases delivered to Purchaser or in documents of record disclosed in the title commitment.

                           5.1.10 Rent Roll. The information set forth on the
rent roll dated as of May 29, 1999 and attached hereto as SCHEDULE 5.1.10 is true and accurate in all material respects and is complete with respect to the existence of any and all occupancy arrangements and leases (including all amendments) (the "Leases"). Seller has delivered to Purchaser true, complete and correct copies of all the Leases (including all amendments). Seller certifies that attached hereto as EXHIBIT B are the true, complete and correct copies of the Leases for the following four tenants: (a) Macy's, (b) Bloomingdale's, (c) Gelson's Market and (d) AMC.

                           5.1.11 Tenant Rights. There are no termination,
extension, cancellation, or expansion rights under any occupancy arrangements with respect to the Property except as contained in the Leases. With the exception of items described or referred to in the Disclosure Schedule or in Purchaser's Due Diligence Letter, as of May 25, 1999, Seller has not received nor given any written notice of, and Seller has no knowledge of, any defaults by any party with respect to such Leases.

                           5.1.12 Leasing Commissions. Except as set forth in
SCHEDULE 5.1.12, all leasing commissions due and payable as of the date hereof by Seller have been paid or will have been paid on or before Closing, or Seller will remain liable therefor.

                           5.1.13 Defects. With the exception of items listed in
the Disclosure Schedule or in Purchaser's Due Diligence Letter, Seller has not received any written notice of any claims by tenants of the Property with respect to any material defects in the Improvements.

                           5.1.14 No Employees. Purchaser has no obligation to
hire, or to cause any property management company engaged by Purchaser to hire, any person presently employed in connection with the Property. Seller is not a party to any collective bargaining agreement with respect to the Property.

                           5.1.15 Ownership of Personal Property. Seller owns
the Personal Property, free and clear of all liens and encumbrances except for the security interests and other liens and interests created by the Lehman Loan and the Lehman Loan Documents.

                           5.1.16 Tenant Improvement Work. There is no tenant
improvement work scheduled to be performed by Seller, as landlord, six (6) months or more after the Closing Date except as set forth in SCHEDULE 5.1.16 attached hereto and made a part hereof.

                           5.1.17 Outstanding Leasing Commissions. There are no
outstanding leasing commissions in connection with existing Leases relating to renewal or expansion options exercisable after the Closing Date.

                           5.1.18 Operating Statements. To Seller's knowledge
and subject to the items described or referred to in Purchaser's Due Diligence Letter, the year-end cash and accrual operating statements for 1996, 1997 and 1998 delivered pursuant to Paragraph 3.2.1 are true and correct in all material respects.

                           5.1.19 QPAM. Subject to Purchaser's representation
set forth in Section 5.2.2.3, Seller is acting as a Qualified Professional Asset Manager in accordance with U. S. Department of Labor Prohibited Transaction Class Exemption ("PTCE") No. 84-14.

                  5.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

                           5.2.1 Status of Purchaser and Closing Documents. This
Agreement has been, and all the documents to be delivered by Purchaser to Seller at Closing will be duly authorized, executed, and are or will be legal, valid, and binding obligations of Purchaser, are or will be enforceable in accordance with their respective terms, and do not and will not at Closing violate any provisions of any agreement to which Purchaser is subject.

                           5.2.2 ERISA. The following representations and
warranties with respect to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended ("Code") are required to ensure that the purchase of the Property by Purchaser from Seller will not, in and of itself, violate either Section 406(a)(1)(A) through
(F) of ERISA or Section 4975(c)(1)(A) through (E) of the Code. Notwithstanding anything contained herein to the contrary, the representations and warranties contained in this Paragraph 5.2.2 are made as of the date of this Agreement, will be deemed to be remade by Purchaser, and to be true in all material respects, as of Closing, and will survive the Closing. Accordingly, Purchaser hereby represents and warrants the following:

                                 5.2.2.1 No asset of the Purchaser constitute
"plan assets" and at the sale of the Property, the Property will not be a "plan asset," within the meaning of U. S. Department of Labor Regulations Section 2510.3-101, with respect to any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) which is subject to ERISA.

                                 5.2.2.2 There is no employee benefit plan
(within the meaning of Section 3(3) of and subject to ERISA) that is invested in Seller and with respect to which Purchaser is, or, within the last twelve (12) months, was an appointing authority (as described in Section I(a) of PTCE 84-14).

                  5.3 Limitations. Each of the representations and warranties of Seller contained in Section 5.1: (i) is made as of the date of this Agreement; (ii) will be deemed to be remade by Seller, and to be true in all material respects, as of Closing (except that the representations made in the first sentence of Section 5.1.10 and in the second sentence of Section 5.1.11 will be made only as of the dates stated therein), subject to (a) any Exception Matters (as defined below), (b) any matters described or referred to in the Disclosure Schedule or in Purchaser's Due Diligence Letter, and (c) other matters expressly permitted in this Agreement or otherwise specifically approved in writing by Purchaser; and (iii) will survive for a period of one (1) year after the Closing Date, as defined in Paragraph 7.1. Any claim that Purchaser may have at any time against Seller for a breach of any such representation or warranty, whether known or unknown, which is not asserted by notice from Purchaser to Seller within such one (1) year period will not be valid or effective, and Seller will have no liability with respect thereto, nor will Seller have any liability to Purchaser for a breach of any representation or warranty unless such valid claims for such breaches aggregate to the amount of Two Hundred Fifty Thousand Dollars ($250,000), in which event the maximum amount of such valid claims shall be actionable up to the aggregate amount of Two Hundred Eighty Eight Thousand Four Hundred Two and 38/100 Dollars ($288,402.38). The foregoing maximum aggregate liability of Seller hereunder of Two Hundred Eighty Eight Thousand Four Hundred Two and 38/100 Dollars ($288,402.38) shall apply to liabilities for breaches of representations and warranties hereunder and any claims made under the Deed, the Bill of Sale, the Lease Assignment, Contracts Assignment, Intangibles Assignment (all as hereinafter defined in Paragraph 7.6), and any and all other documents executed pursuant to Paragraph 7.6 or otherwise pursuant to this Agreement and to any liabilities to Purchaser arising out of or in any way related to this Agreement or the Property, whether known or unknown, but not to the proration obligations of Seller under Paragraphs 7.2 and 8.26. Seller shall retain assets at the time of Closing (excluding the Nine Hundred Sixty Thousand Dollars ($960,000) referred to in Paragraph 8.26 herein and the liabilities to which it relates and the Fifty Thousand Dollars ($50,000) referred to in Paragraph 8.29 and the liabilities to which it relates) sufficient to give it a net worth of Three Million Dollars ($3,000,000) at the time of Closing and shall not distribute those assets to Seller's beneficiaries for a period of one (1) year after Closing; provided however, if Purchaser makes a claim in written notice delivered to Seller as a result of a breach of Seller under its obligations under this Agreement during such one (1) year period, then Seller shall retain a reasonable amount of said assets beyond such one (1) year period to cover the claim alleged by Purchaser until such claim is resolved. The continued accuracy in all material respects of the aforesaid representations and warranties is a condition precedent to Purchaser's obligation to close. As used herein, the term "Exception Matter" shall refer to a matter disclosed to Purchaser in writing or discovered by Purchaser before the Closing that would make any of said representations and warranties of Seller untrue or incorrect in all material respects at the time the same is made or as of Closing, including, without limitation, matters disclosed to Purchaser by Seller or by any other person, provided that Seller had no actual knowledge of such inaccuracy, as such actual knowledge is defined in Paragraph 5.1, when the representation or warranty was made on the execution of this Agreement. If a representation or warranty becomes inaccurate because of an Exception Matter or if such warranty or representation becomes inaccurate on or prior to Closing other than by reason of Seller's default hereunder, Purchaser may, upon being notified of such occurrence on or prior to Closing either (a) terminate this Agreement and neither party shall have any further rights or obligations hereunder except as provided in Paragraphs 8.8, 8.15 and 8.17 below, or (b) waive such matter and proceed to Closing, by notice to Seller given within ten (10) days after Purchaser is notified of such occurrence, but in no event later than Closing, which made any representations or warranties inaccurate, in which event Seller shall have no liability with respect thereto. If Purchaser fails to give any notice on or before the Closing Date, Purchaser will be deemed to have elected to waive such matter and to proceed to Closing.

                  5.4 Condition of Property. Except as expressly set forth in this Agreement, Seller has not made and does not hereby make any representations, warranties or other statements as to the condition of the Property and Purchaser acknowledges that at Closing it is purchasing the Property on an "AS IS, WHERE IS" basis and without relying on any representations and warranties of any kind whatsoever, express or implied, from Seller, its agents or brokers as to any matters concerning the Property. Except as expressly set forth in this Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, person, firm, agent or representative acting or purporting to act on behalf of Seller as to the condition or repair of the Property or the value, expense of operation, or income potential thereof or as to any other fact or condition which has or might affect the Property or the condition, repair, value, expense of operation or income potential of the Property or any portion thereof. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Schedules and Exhibits hereto annexed, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto. Purchaser acknowledges that Seller has requested Purchaser to inspect fully the Property and investigate all matters relevant thereto and, with respect to the condition of the Property, to rely solely upon the results of Purchaser's own inspections or other information obtained or otherwise available to Purchaser, rather than any information that may have been provided by Seller to Purchaser.

         6. Closing Conditions. Purchaser's obligation to proceed to Closing is conditioned upon Seller's performance of the following obligations and satisfaction of the following conditions, in addition to all of its other obligations and conditions contained in this Agreement, provided that Purchaser may in its sole discretion elect to waive failure by Seller to perform any particular obligation and proceed to close hereunder without deduction or offset to the Purchase Price, or terminate this Agreement by written notice to Seller. The failure of any of the conditions set forth in Paragraphs 6.1, 6.2 and 6.7 shall not constitute a default by the Seller for purposes of this Agreement. In addition, if the condition set forth in Paragraph 6.3 is not satisfied by reason of a change in facts or circumstances for which Seller is not at fault or because of an Exception Matter, such failure of the condition shall not constitute a default by the Seller for purposes of this Agreement. Purchaser's sole remedy for such failure of the condition set forth in Paragraph 6.3 is set forth in Paragraph 5.3.

                  6.1 The Title Insurer is prepared to issue a policy of title insurance in the form of the Pro Forma.

                  6.2 Seller has delivered to Purchaser not later than the date of Closing, estoppel letters substantially in the forms of SCHEDULE 6.2 ("Required Estoppel Form") or in form otherwise reasonably acceptable to Purchaser or required by the tenant's lease, prepared by Seller and addressed to Purchaser, from all Major Tenants (defined as all tenants occupying at least 5,000 rentable square feet of the Property) and from other tenants, who together with the Major Tenants from whom Seller has received estoppel letters occupy at least 80% of the rentable square feet of the Property under lease as of the date hereof. All estoppel letters must be dated no earlier than forty-five (45) days prior to the Closing. An estoppel letter form, even though not in the Required Estoppel Form, will be deemed reasonably acceptable to Purchaser if said letter is in the form required by the tenant lease or if it contains the following information: confirming rent and all other charges, security deposit, square footage and termination date; that no rent has been paid more than one month in advance; that the lease is in full force and effect and that a true and correct copy of the lease with all amendments and modifications is attached; that the tenant has no right of termination or extension other than as shown on the rent roll; and that all work to be performed by Landlord has been performed and that the tenant has no knowledge of any Landlord default. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges and agrees that the condition contained in this Section 6.2 has been satisfied.

                           6.2.1 If Seller is unable to obtain the requisite
estoppel letters as described above, Seller may (but is not required to) substitute for any unsigned estoppel letter an estoppel letter in the form attached as SCHEDULE 6.2.1, which may be completed, executed and delivered by Seller and warranted and represented by Seller, provided that Seller may not substitute or provide its own estoppel for any Major Tenants. Seller's representations and warranties in the certificates will survive the Closing, subject to the dollar limitations of Paragraph 5.3, until the earlier to occur of: (a) four (4) years after the date of Closing, (b) the termination of the lease with respect to which the estoppel executed by Seller was delivered, or
(c) the substitution for the Seller estoppel of an estoppel letter executed by the respective Tenant substantially in the form required under Section 6.2. In the event that, following the Closing Date, Seller obtains an estoppel letter complying with the requirements of Paragraph 6.2 with respect to any lease for which Seller delivered a substituted estoppel letter, Seller will deliver such estoppel letter to Purchaser and, upon such delivery, Seller will be automatically released from any liability or obligation under the substituted estoppel letter previously delivered by Seller with respect to such lease.

                           6.2.2 If Seller is unable to obtain and deliver
sufficient tenant estoppel certificates as required under Paragraph 6.2, or if the letters received under Paragraph 6.2 or substituted estoppels permitted under Paragraph 6.2.1 contain information or omissions unacceptable to Purchaser in its reasonable discretion, then Seller will not be in default by reason thereof, but Purchaser may, by notice given to Seller before the Closing, elect
(i) to waive said conditions and proceed with the Closing or (ii) to terminate this Agreement and neither party shall have any further rights or obligations hereunder except as provided in Paragraphs 8.8, 8.15 and 8.17 below. Seller hereby acknowledges that the Purchaser's determination of whether information or omissions contained in the estoppels are unacceptable will be reasonable if such incorrect information or omissions relate to rent, square footage, or other key provisions of the lease which have an economic effect.

                  6.3 All of Seller's representations and warranties made pursuant to Paragraph 5.1 remain true and correct in all material respects.

                  6.4 Seller has delivered all of the documents and other items required pursuant to Paragraph 7.6 and has performed all other covenants, undertakings and obligations required by this Agreement, to be performed or complied with by Seller at or prior to Closing.

                  6.5 Seller has not voluntarily filed a petition under federal bankruptcy law nor has an involuntary petition alleging an act of bankruptcy been filed against Seller under federal bankruptcy law.

                  6.6 Intentionally Deleted.

                  6.7 That there has been no material adverse change with respect to the Property (including, but not limited to, the bankruptcy of any of AMC, Bloomingdale's, Macy's or Gelson's Market or the closing of any of the Department Stores) from the Effective Date through the date of the Closing.

         7.       Closing.

                  7.1 Closing of Sale. The purchase and sale contemplated herein shall close (herein referred to as the "Closing") at the office of Chicago Title Company, or unless otherwise mutually agreed, on June 10, 1999, except as otherwise extended pursuant to Paragraph 4.1 of this Agreement (the "Closing Date"), time being of the essence. Seller and Purchaser have agreed that this Agreement shall be executed and delivered concurrently with the Closing and upon execution and delivery, Purchaser acknowledges and agrees that Purchaser has reviewed and approved all matters with respect to the Property and that all of Purchaser's conditions to Closing will be satisfied. Seller will deliver to Purchaser a Grant Deed ("Deed") in the form of SCHEDULE 7.6.1 and other closing documents required hereunder and Purchaser will cause payment of the Purchase Price, subject to the prorations, credits and adjustments set forth in the Closing Statement delivered pursuant to Paragraph 7.8.1.

                  7.2 Prorations, Adjustments.

                  (a) The parties will prorate taxes and assessments, annual license and permit fees for permits that are assigned, interest on security deposits of tenants, payments made under service contracts or equipment leases, rental and other income (including, but not limited to, all contributions by tenants for expenses and taxes and assessments), and operating or other expenses (including, but not limited to, all contributions made by Seller to the Century City Shopping Center Merchants Association (the "Association")) of the Property as of 12:01 a.m. on the date of Closing (i.e., Purchaser is entitled to the income and responsible for the expenses of the day of Closing and thereafter with Seller being entitled to the income and being responsible for the expenses prior to Closing); provided, however, that in the event the Purchaser has not authorized release of the Purchase Price to Seller prior to Noon California time on the date of Closing, then such prorations shall be made as of 12:01 a.m. on the date after Closing and Seller will be entitled to the income and shall be responsible for the expenses of the day of Closing.

Notwithstanding the foregoing and anything else to the contrary contained herein, the prorations and adjustments in Paragraphs 7.2(a), 7.2(b), 7.2.1,
7.2.2 and 7.2.3 and Purchaser's rights and obligations with respect thereto and other rights under said paragraphs shall be based upon Purchaser having a 9.6134125% undivided interest with respect thereto and shall be adjusted accordingly. The parties intend that Purchaser's rights and obligations with respect thereto when added to the rights and obligations of USC pursuant to the Other Sale Agreement shall equal and not exceed a 100% undivided interest therein. Without limiting the foregoing, Seller and Purchaser have agreed that solely with respect to base rental income received for the month of June, initial estimated prorations for the date of Closing will be made on the Closing Date for all such rental income received as of 12:01 a.m. of June 2, 1999. On or before June 15, 1999, each party will deliver to the other party such other party's share of base rental income received through June 13, 1999 and on or before July 2, 1999, each party will deliver to the other party such other party's share of base rental income received through June 30, 1999. All income will be prorated on the basis of income actually received by Seller, as opposed to income which is due or for which Seller has rendered invoices. Real estate taxes and assessments, shall be prorated on an accrual basis. Seller hereby agrees to be liable for all escape assessments of property taxes applicable to the period prior to Closing, if any, (the "Escape Assessments") made during the period within two (2) years after the Closing Date, provided Seller retains the right to obtain appropriate reimbursement from the tenants of the Property therefore. Seller agrees that any claim made by Purchaser with respect to Escape Assessments shall not be subject to the monetary limitations set forth in
Section 5.3 herein. Any expenses, other than real estate taxes and assessments, of the Property for any period prior to Closing which are payable directly by tenants of the Property, will reduce the credit to Purchaser for such items (i.e., no credit to Purchaser for expenses, other than real estate taxes and assessments, payable directly by tenants). To the extent that the taxes or assessments to be prorated are not known with certainty, such proration will be based upon the most recent tax bill or county estimate, to be re-prorated upon issuance of final bills. Seller also agrees to give Purchaser a credit against the Purchase Price for all security deposits held pursuant to the leases and all interest due thereon and shall assign to Purchaser any other tenant deposits held by Seller. Security deposits in the form of letters of credit or certificates of deposit shall either be reissued in the name of Purchaser at Closing, or Seller will assign its rights therein to Purchaser at Closing, and will reasonably cooperate with Purchaser post Closing, at no expense to Seller, to facilitate the transfer to Purchaser. Seller shall use reasonable efforts to cause all security deposits in the form of letters of credit or certificates of deposit to be amended or reissued in the name of Purchaser as soon as possible after the Closing, and Purchaser shall cooperate with Seller in such efforts. Until delivery to Purchaser of the reissued or amended letters of credit or certificates of deposit, in the event of an occurrence of an event of default pursuant to the lease for which a letter of credit or certificate of deposit was issued and upon delivery by Purchaser to Seller of a written statement certifying on behalf of Purchaser that an event of default has occurred and said event has not been cured or waived, then in that event, Seller will take all commercially reasonable steps required under the original letter of credit or certificate of deposit to claim all such amounts as Seller is entitled to claim thereunder as a result of said event of default. Seller will thereafter deliver to Purchaser any and all sums paid by the issuer of the original letter of credit or certificate of deposit pursuant to the original letter of credit or certificate of deposit as a result of Seller taking such steps. Upon delivery to Purchaser of the reissued or amended letter of credit or certificate of deposit, Seller's obligations with respect to such letter of credit or certificate of deposit shall immediately terminate, and, from and after such delivery of the reissued or amended letter of credit or certificate of deposit, Purchaser shall indemnify Seller and hold harmless and defend Seller from and against any and all claims, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees) arising out of the letter of credit or certificate of deposit. Seller and Purchaser agree that Seller will receive a payment at Closing from Purchaser and USC jointly in the amount of One Hundred Twenty Five Thousand and 00/100 Dollars ($125,000) for the turnover of expansion space pursuant to the lease by and between Seller and Pottery Barn if Seller has not been previously paid such amount by Pottery Barn prior to Closing. Purchaser will pay all amounts subsequently received by it from tenants attributable to Seller's period of ownership, but not collected as of the date of Closing, to Seller within twenty (20) days after the end of the calendar month in which Purchaser receives the same; provided that amounts received from tenants by Purchaser will be first applied to Purchaser's cost of collection, then to current charges, and the balance will be applied to payments due to Seller. To the extent Seller has received amounts from tenants for 1999 operating expenses and taxes which are known as of the date of Closing to be in excess of amounts paid by Seller with respect to such expenses and taxes, Seller will credit such excess to Purchaser at Closing, and Seller will provide adequate backup information in connection with such credit.

                  (b) With respect to the matter described in B2 ("Credit Allocation Agreement") of Purchaser's Due Diligence Letter, Purchaser shall, at
Closing: (i) assume all obligations with respect thereto for the period from and after Closing, and Seller shall have no further obligations or liabilities with respect to such matter for the period from and after Closing and (ii) except for any sums owing to the tenant with respect to the period of Seller's ownership of the Property, Purchaser shall indemnify Seller and hold harmless and defend Seller from and against any and all claims, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees) arising out of such matter from and after the Closing Date. With respect to claims of Stephen Levy against Century City Shopping Center (as set forth in Case No.:
SCO52340, Los Angeles County Superior Court), Seller shall indemnify Purchaser and hold harmless and defend Purchaser from and against 9.6134125% of any and all claims, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees) arising out of such claims. With respect to potential claims against Purchaser by Carlton Hair International, a tenant of the Property alleging unfair competition by Kristy's, another tenant of the Property, Seller shall indemnify Purchaser and hold harmless and defend Purchaser from and against 9.6134125% of any and all claims, damages, liabilities, losses, costs and expenses (including, without limitation reasonable attorneys' fees) arising out of such claims to the extent arising out of facts and circumstance alleged to have occurred during the period of Seller's ownership of the Property. With respect to the matters described in B3 (entitled "Gelson's Recapture of Valet Costs") of the Purchaser's Due Diligence Letter, Purchaser shall assume all pre- and post-Closing obligations of the Seller, and indemnify Seller and hold harmless and defend Seller from and against 9.6134125% of any and all claims, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees) arising out of such matters, and Seller shall have no further obligations or liabilities with respect to such matter from and after Closing. With respect to the matters described in Paragraph A8 (entitled "Recovery Methodology") and A9 (entitled "Garage Expenses through CAM") of the

Purchaser's Due Diligence Letter, (i) Seller shall remain responsible for obligations with respect thereto relating to the period of Seller's ownership of the Property, and Seller shall indemnify Purchaser and hold harmless and defend Purchaser from and against 9.6134125% of all claims, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees) arising out of such matters prior to the date of Closing, and (ii) Purchaser shall assume all obligations with respect thereto for the period from and after the Closing and Seller shall have no further obligations or liabilities with respect to such matters from and after Closing, and Purchaser shall indemnify Seller and hold harmless and defend Seller from and against 9.6134125% of any and all claims, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees) arising out of such matters. The provisions of this Paragraphs 7.2(a) and (b) shall survive Closing.

                           7.2.1 The following is the general principle under
which Seller and Purchaser shall allocate between each other the amounts collected from tenants for taxes and assessments and other expenses incurred during 1999: such amounts collected from tenants shall be allocated between Seller and Purchaser in the ratio of the 1999 expenses which were borne by Seller and Purchaser, respectively. For example, if twenty-five percent of the electricity expenses for 1999 are incurred during Seller's period of ownership of the Property during 1999, then Seller shall be allocated twenty-five percent of the amounts collected from tenants for such electricity expenses, regardless of the actual time period that Seller owned the Property during 1999. Similarly, if a tenant overpays for such 1999 expenses, Purchaser and Seller shall be responsible to pay the refund to the tenant (and to make such payments to each other) in such amounts as will leave Purchaser and Seller each in the position of having received collections from the tenant equal to, and not exceeding, such expenses borne by Purchaser or Seller, as the case may be. Seller and Purchaser hereby agree to use their reasonable efforts to calculate prorations (including real estate tax and assessments prorations) so as to permit settlement thereof on the Closing Date, provided, however, that if any of such prorations cannot be calculated accurately on the Closing Date, then the same will be calculated as soon as reasonably practicable after the Closing Date, but in no event later than the "Due Date" which is the later to occur of (i) thirty (30) days after Seller receives its final audited cost certification for the year in which Closing occurs, (ii) March 31 of the year following the year in which Closing occurs, or (iii) as to the real estate tax and assessments, prorations, thirty
(30) days after the issuance of the final tax and assessment bills, and either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party, together with interest thereon at the rate of two percent (2%) per annum over the "prime rate" (as announced from time to time in the Wall Street Journal) from the Due Date to the date of payment if payment is not made within thirty (30) days after delivery of a bill therefor together with reasonable back-up documentation. In the event tenants of the Property are billed for their proportionate share of taxes and assessments or expenses for amounts in excess of amounts previously paid by such tenants which are attributable to the period of Seller's ownership of the Property, Purchaser shall, to the extent such billings are actually collected, remit a portion thereof to Seller in accordance with the principles of proration set forth herein. To the extent such real estate taxes and assessments payable directly by tenants and prorated at Closing are paid by such tenants, upon evidence of such taxes and assessments paid directly by tenants, such taxes and assessments prorated at Closing shall be remitted to Seller. The obligations of the parties under this Paragraph 7.2.1 will survive Closing.

                           7.2.2 In the event that any tenant of the Property is
obligated to pay percentage rent based upon any period (whether monthly, quarterly, annually, or otherwise) in which the date of Closing occurs, Purchaser shall, within the later of (a) thirty (30) days after receipt of such payment with respect to such period, or (b) March 31, 2000, remit to Seller that portion which is equal to the number of days which elapsed between the commencement date of the period in question for each such tenant, and the Closing Date, and the total number of days in such period, less a pro rata share of any collections by Seller for such period based on estimated payments by a tenant. If Seller has received payments of percentage rent based on any period in which the date of Closing occurs, in excess of Seller's share as calculated as set forth above in this Paragraph 7.2.2, it shall promptly pay such excess to Purchaser. Seller retains the right to collect any delinquent rents or other sums from tenants after Closing, provided that Seller shall not have right to terminate any lease after Closing or exercise any other remedy except sue for damages from such tenants. The obligations of the parties under this Paragraph
7.2.2 will survive Closing.

                  7.3 Proration of Service Charges. To the extent Seller, as opposed to tenants, is responsible for payment of utility charges, Seller will attempt to have utility meters read as of the Closing Date. To the extent that this is not possible and to the extent that any other obligation for continuing services is incurred, and statements are rendered for such services covering periods both before and after the Closing Date, the amount will be estimated and prorated on the Closing Date on a per-diem basis. Seller will forward any such statements which it receives to Purchaser and Purchaser will pay the same. If the estimated proration made on the Closing Date under this Paragraph 7.3 is incorrect based on the actual statements received for utility charges, the Purchaser or the Seller, as the case may be, shall make a corrective payment to the other on the Due Date. Purchaser acknowledges that certain tenants have the right, under the Leases, to audit the books and records of the Property with respect to taxes, utilities, common area charges, and other related charges relating to the period of Seller's ownership of the Property. Accordingly, as set forth in Section 8.25 herein, Purchaser agrees to allow Seller the right to audit the books and records related to the period of Seller's ownership of the Property after the Closing Date and further agrees to cooperate with Seller, to the fullest extent possible, in order for Seller to settle any claims or discrepancies with respect to such charges. The provisions of this Paragraph 7.3 shall survive the Closing.

                           7.3.1 Employees. As set forth in Paragraph 5.1.14,
Purchaser has no obligation to hire, or to cause any property management company engaged by Purchaser to hire, any person presently employed in connection with the Property. All employees of any affiliate of Seller performing services at the Property shall be terminated by Seller on or prior to the Closing Date and Seller shall fully pay such employees prior to the Closing Date all accrued salaries, wages, bonuses and benefits (including vacation, personal days and sick pay) pursuant to Seller's normal procedures with respect to such payments, and neither Purchaser nor the management company engaged by Purchaser shall be obligated to rehire such employees or to be responsible or obligated for any such salaries, wages, bonuses and benefits. However, if the management company engaged by Purchaser elects to hire any such employee, notifies Seller thereof prior to the Closing Date, and subsequently terminates such employee within ninety (90) days after the Closing, Seller shall, within thirty (30) days after Purchaser's notice of such employee termination, pay to any such employee in accordance with Seller's normal operating procedures, the severance pay with respect to base salary which such employee would have received if the management company employed by Purchaser did not hire the employee; provided, however, Seller shall be under no obligation to (i) provide Consolidated Omnibus Budget Reconsideration Act (COBRA) coverage for such employees, or (ii) make any other payment to or provide any other benefits to any such employee.

                  7.4 Closing Costs. Purchaser shall pay (i) all of the Title Insurer's escrow and/or closing fees (including any payment to the closing officer of the Title Insurer as may be the local custom at the Closing), (ii) the incremental costs of obtaining the ALTA title insurance policy, extended coverage, (iii) the cost of any endorsements to the title policy required by Purchaser, (iv) all costs of Purchaser's physical inspections of the Property (environmental, engineering) and other due diligence activities, (v) the cost of the survey and (vi) any recording charges or other charges in connection with the Lehman Loan. Seller shall pay (i) all transfer taxes and recording fees applicable to the sale and (ii) the costs of obtaining a CLTA title insurance policy. Except as otherwise provided herein or in Paragraph 8.9, each party is responsible for its own attorneys' and other professional fees. All other closing costs shall be payable by the Purchaser. Seller and Purchaser shall agree upon a closing statement reflecting the prorations and adjustments set forth herein to be made at Closing. The obligation of Seller to pay the transfer taxes set forth herein shall survive Closing.

                  7.5 Possession. Subject to the rights of tenants pursuant to leases of the Property delivered to Purchaser and the other exceptions to title shown on the Proforma Policy, Seller will deliver possession of a 9.6134125% undivided interest in the Property and of any conveyed 9.6134125% undivided interest in the personal property to the Purchaser on the date of Closing and Seller will thereupon deliver to Purchaser, to the extent in Seller's possession, the originals of all leases for tenants of the Property, all correspondence with tenants, tenant/lease files, operating statements, plans and specifications, supplies and advertising materials, booklets, keys, and other items used in connection with operation of the Property.

                  7.6 Seller's Closing Documents. At the Closing, Seller will deliver to Purchaser:

                      7.6.1 a Deed for the CCM Interest in the form of SCHEDULE 7.6.1;

                      7.6.2 an affidavit in customary form that Seller is not a "foreign person" within the meaning of Section 1445(e) of the Internal Revenue Code of 1986, in the form of SCHEDULE 7.6.2;

                      7.6.3 such affidavits as are customarily required by Title Insurer and reasonably approved by Seller in connection with issuance of the owner's title insurance policy;

                      7.6.4  an assignment of leases in the form of SCHEDULE
7.6.4 ("Lease Assignment");

                      7.6.5 an assignment of contracts and warranties in the form of SCHEDULE 7.6.5 ("Contracts Assignment");

                      7.6.6  an assignment of intangibles in the form of
SCHEDULE 7.6.6 ("Intangibles Assignment");

                      7.6.7 letters, in form to be supplied by Purchaser and reasonably approved by Seller, to the tenants at the Property, instructing the tenants to pay rent to Purchaser and to recognize Purchaser as landlord under their leases; and letters, in form to be supplied by Purchaser and reasonably approved by Seller, to such other persons and entities as may be determined by Purchaser, giving notification of the sale to Purchaser including, without limitation, notices to vendors under the service contracts;

                      7.6.8 a bill of sale conveying all personal property of Seller, if any, located at the Property and used in connection with the maintenance or operation thereof, in the form of SCHEDULE 7.6.8;

                      7.6.9  [Intentionally Deleted];

                      7.6.10 [Intentionally Deleted];

                      7.6.11 estoppel certificates, to the extent obtained pursuant to Paragraph 6.2 herein;

                      7.6.12 evidence of Seller's authority to enter into and consummate all of the transactions contemplated in this Agreement;

                      7.6.13 all keys in Seller's possession or control (including keys held by any property manager or security service engaged by Seller) with respect to the Property; and originals, to the extent in Seller's possession or control (including those held by any property manager engaged by Seller), of Leases and any services contracts assigned to and accepted by Purchaser;

                      7.6.14 all books and records with respect to the Property, including, but not limited to, leasing files and records with respect to common area maintenance charges and tax charges; provided, however, that Seller may retain copies of such books and records for its own files;

                      7.6.15 all other documents, instruments or writings which may be reasonably required to consummate the transactions contemplated herein; and

                      7.6.16 California 590 Certificate.

                  7.7 Purchaser's Closing Documents. As part of the Closing, Purchaser will deliver to Seller:

                      7.7.1 good federal funds in an amount equal to the Purchase Price plus or minus prorations as provided herein and plus funds sufficient to pay Purchaser's closing costs hereunder;

                      7.7.2 such affidavits, with respect to Purchaser's own activities in connection with the Property, as are customarily required by Title Insurer in connection with issuance of the owner's title insurance policy;

                      7.7.3 executed counterpart of the Lease Assignment;

                      7.7.4 executed counterpart of the Contracts Assignment;

                      7.7.5 executed counterpart of the Intangibles Assignment;

                      7.7.6 Natural Hazard Disclosure Statements in the forms delivered by Seller's broker and Seller; and

                      7.7.7 all other documents, instruments or writings which may be reasonably required to consummate the transactions contemplated herein.

                  7.8 Joint Deliveries. At the Closing, Seller and Purchaser will execute and deliver to each other the following documents in proper form:

                      7.8.1 Closing Statement;

                      7.8.2 City, county and state transfer tax declarations or similar instruments;

                      7.8.3 All other documents, instruments or writings which may be reasonably required to consummate the transactions contemplated herein; and

                      7.8.4 The Release and Assumption Agreement.

         8.       Miscellaneous.

                  8.1 Modifications. This Agreement can be amended only in writing signed by both of the parties.

                  8.2 Casualty and Condemnation. Seller agrees to keep its customary replacement cost insurance covering the Property in effect until the Closing. If between the Effective Date and the Closing the improvements on the Property are destroyed or damaged to the extent that repairs cost in excess of One Million and No/100 Dollars ($1,000,000) in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Purchaser, or if condemnation proceedings are commenced against the Property, Purchaser may (i) terminate this Agreement and neither party shall have any further rights or obligations hereunder except as provided in Paragraphs 8.8, 8.15 and 8.17, or
(ii) elect to accept a 9.6134125% undivided interest in the Property in its then condition, in which event Seller will pay or assign to Purchaser at Closing a 9.6134125% interest in all proceeds of insurance (plus the applicable deductible) or condemnation awards payable to Seller by reason of such damage or condemnation. In the event Purchaser makes neither election by the earlier of
(a) Closing or (b) ten (10) days after being advised of such casualty or condemnation, Purchaser will be deemed to have elected to accept a 9.6134125% undivided interest in the Property in its then condition. In the event of any other damage to the Property, Seller may either repair the damage or give Purchaser a reduction in the Purchase Price equal to the cost of repairing such damage, as certified by an architect or contractor selected by Seller and reasonably acceptable to Purchaser. In the event of any damage where Purchaser does not have the right to terminate and Seller elects to repair such damage, then Purchaser may elect to either: (x) have the Closing Date delayed for the number of days required to repair the damage, which Seller agrees to do in accordance with all Laws and in a good and workmanlike manner, or (z) proceed to Closing without Seller performing such repairs in which event Seller will assign to Purchaser at Closing a 9.6134125% interest in all proceeds of insurance (and credit Purchaser for the amount of the applicable deductible). At all times from the Effective Date through the Closing Date, Seller shall, at its expense, maintain its existing casualty insurance and rental income loss insurance with respect to the Property, with such changes thereto that Seller is making on its blanket insurance coverage for other properties.

                  8.3 Time of Essence. Time (including, without limitation, the date specified as the Closing Date) is of the essence of this Agreement.

                  8.4 Notices. All notices required or permitted hereunder must be in writing and shall be served on the parties at the following address with the understanding by both parties that the telephone numbers stated herein are for the purpose of convenience only and do not constitute a sufficient form of providing notice:

                  If to Purchaser:         Century City Mall LLC
                                           c/o Western Development Corporation
                                           1000 Potomac Street, NW, Suite 200
                                           Washington, DC  20007
                                           Attention:  Robert A. Singer
                                           Telephone:  (202) 295-3066
                                           Facsimile:  (202) 338-6014

                  with a copy to:          Robbins, Kaplan, Miller & Ciresi LLP
                                           1501 "K" Street, NW, Suite 1200
                                           Washington, DC  20006
                                           Attention:  Robert E. Falb
                                           Telephone:  (202) 736-2650
                                           Facsimile:  (202) 223-8604

                  If to Seller:            RREEF USA FUND-II
                                           c/o The RREEF Funds
                                           875 North Michigan Avenue, Suite 4100
                                           Chicago, Illinois  60611
                                           Attn:  Mr. Jerry Egan
                                           Telephone:  (312) 266-9300
                                           Facsimile:   (312) 266-9346

                                           The RREEF Funds
                                           101 California Street, 26th Floor
                                           San Francisco, CA  94111
                                           Attn:  Mr. Mark Carlson
                                           Telephone:  (415) 781-3300
                                           Facsimile:   (415) 391-9015

                                           The RREEF Funds
                                           875 North Michigan Avenue, Suite 4100
                                           Chicago, Illinois  60611
                                           Attn:  Laura James Bittman
                                           Telephone:  (312) 266-9300
                                           Facsimile:   (312) 266-9346

                  with a copy to:          Orrick, Herrington & Sutcliffe LLP
                                           400 Sansome Street
                                           San Francisco, California  94111
                                           Attn:  Michael H. Liever, Esq.
                                           Telephone:  (415) 773-5808
                                           Facsimile:  (415) 773-4285

Any such notices may be sent by (a) a nationally recognized overnight courier, in which case notice will be deemed delivered one business day after deposit with such courier; (b) facsimile transmission, in which case notice will be deemed delivered upon electronic verification that transmission to recipient was completed, provided that notices sent by facsimile transmission on a day other than a business day shall be deemed given on the first business day following the date of transmission; or (c) personal delivery. The above addresses and facsimile numbers may be changed by notice to the other party; provided that no notice of a change of address or facsimile number will be effective until actual receipt of such notice.

                  8.5 Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void. Subject to the foregoing, this Agreement is binding upon and inures to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. For the purposes of this Paragraph, the term "Affiliate" means (a) an entity that directly or indirectly controls, is controlled by or is under common control with the Purchaser; or (b) an entity at least fifty percent (50%) of whose economic interest is owned by Purchaser; and the term "control" means the power to direct the management of such entity through voting rights, ownership or contractual obligations. No such assignment permitted pursuant to this Paragraph 8.5 shall excuse or relieve Purchaser from full performance of its obligations hereunder.

                  8.6 Governing Law. The performance and interpretation of this Agreement is controlled by the law of the State in which the Property is located.

                  8.7 Continuation Until Closing, Leasing.

                      8.7.1 Between the Effective Date and the Closing, Seller agrees to keep and perform all of the obligations to be performed by landlord under any Leases and Laws, provided that Seller shall have no obligation to make any capital repairs or replacements to the Property. Seller agrees to operate the Property in the same manner as before the making of this Agreement, the same as though Seller were retaining the Property, provided that Seller shall have no obligation to make any capital repairs or replacements to the Property. After the Effective Date, Seller agrees not to convey the Property, nor to grant any liens or easements with respect thereto.

                      8.7.2 After the Effective Date, Seller agrees not to permit or consent to any new leases, amendments, extensions, renewals (other than pursuant to tenant renewal options, if any), assignments of Leases or subleases without first submitting them to Purchaser for Purchaser's approval, which approval Purchaser agrees not to unreasonably withhold or delay. Purchaser will have five (5) business days to notify Seller of its disapproval of such leases, amendments, extensions, renewals, assignments or subleases, and in the event that Purchaser does not so notify Seller, the leases, amendments, extensions, renewals, assignments or subleases, as the case may be, will be deemed approved. Notwithstanding the foregoing, Seller may continue its ongoing operations with respect to seasonal cart and kiosk rentals and promotions without Purchaser's approval.

                  8.8 Brokers. Except as provided in Paragraph 8.11 below, Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with the transaction contemplated by this Agreement. In the event of a claim for broker's or finder's fees or commissions in connection with the transaction contemplated by this Agreement, then Seller shall protect and hold harmless Purchaser from the same if it shall be based upon any agreement alleged to have been made by Seller, and Purchaser shall protect and hold harmless Seller from the same if it shall be based upon any agreement alleged to have been made by Purchaser. The indemnification obligations under this Paragraph 8.8 shall survive the Closing or any earlier termination of this Agreement.

                  8.9 Attorneys' Fees. Notwithstanding any limitation on remedies or amounts recoverable set forth elsewhere herein, if any action is brought by either party against the other party, the party in whose favor final judgment is entered will be entitled to recover court costs incurred and reasonable attorneys' fees at trial, upon appeal and on any petition for review.

                  8.10 Remedies for Non-Performance. Purchaser's remedies regarding breach of warranty or representation by Seller are governed by Paragraph 5.3 hereof. Notwithstanding anything to the contrary contained herein, if the Closing does not occur on or before June 10, 1999, neither party shall have any further rights or obligations hereunder and this Agreement shall be null and void.

                  8.11 Brokers Commission. If the Closing occurs, Seller agrees to pay the brokerage commission due CB Richard Ellis, pursuant to a separate agreement.

                  8.12 Survival of Representations and Warranties, Covenants. Seller's representations and warranties contained herein and not specifically described in Paragraph 5.1 and claims, damages or injury for the breach thereof will survive the Closing for a period of one (1) year. Purchaser must give Seller written notice of any claim it may have against Seller for any breach within one (1) year after the date of Closing. Any claim which Purchaser may have which is not asserted within the one (1) year period will not be valid or effective and Seller will have no liability with respect thereto. All covenants hereunder which, by their terms, are intended to survive Closing will survive Closing hereunder. Otherwise, all other covenants hereunder shall not survive Closing.

                  8.13 Merger of Prior Agreements. This Agreement constitutes the entire agreement between the parties with respect to the purchase and sale of a 9.6134125% undivided interest in the Property and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter of this Agreement.

                  8.14 Invalidity of Provisions. In the event any provisions of this Agreement are declared invalid or are unenforceable for any reason, such provisions shall be deleted from such document and shall not invalidate any other provision.

                  8.15 Entry and Indemnity. In connection with any entry by Purchaser, or its agents, employees, consultants, investors, advisors, affiliates or contractors (collectively "Purchaser's Disclosees") onto the Property, Purchaser shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith so as to minimize, to the greatest extent possible, interference with Seller's business and the business of Seller's tenants and otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any on-site testing, Purchaser shall give Seller notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing. Seller shall approve or disapprove the scope and methodology of such proposed testing within two (2) business days after receipt of such notice, such approval may be given or withheld in Seller's sole discretion. Seller's failure to notify Purchaser of its approval or disapproval shall be deemed to be Seller's disapproval thereof. If Purchaser or Purchaser's Disclosees take any sample from the Property in connection with any such approved testing, upon Seller's request, Purchaser shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Seller or its representative may be present to observe any testing or other inspection performed on the Property. Upon Seller's request, Purchaser shall promptly deliver to Seller copies of any reports relating to any testing or other inspection of the Property performed by Purchaser or Purchaser's Disclosees. Purchaser shall maintain, and shall assure that its contractors maintain, public liability and property damage insurance in amounts (public liability in a combined single limit of not less than $5,000,000) and in form and substance adequate to insure against all liability of Purchaser and Purchaser's Disclosees arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Purchaser shall provide Seller with evidence of such insurance coverage upon request by Seller including evidence that Seller is an additional insured on the public liability policy. Purchaser shall protect, defend and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, reasonable attorney's fees) arising out of or relating to any liens or claims of liens or to damage to property or injury to persons on account of any entry on the Property by Purchaser and Purchaser's Disclosees in the course of performing the inspections, testings or inquiries provided for in this Agreement, including without limitation damage to the Property or release of hazardous substances or materials onto the Property, excluding, however, any costs incurred by Seller in supervising Purchaser's testing. The foregoing provisions contained in this Paragraph 8.15 are collectively herein referred to as the "Protection Provision." The foregoing Protection Provision shall survive beyond the Closing, or if the sale is not consummated, beyond the termination of this Agreement.

                  8.16 Release. Except to the extent of the representations and warranties of Seller expressly set forth in this Agreement and except for Seller's obligations set forth in Paragraphs 7.2(b), 8.26 and 8.29, but otherwise notwithstanding any other provision of this Agreement to the contrary, Purchaser, on behalf of itself and its successors and assigns, waives its right to recover from, and forever releases and discharges, Seller, Seller's affiliates, Seller's investment manager, the partners, trustees, shareholders, beneficiaries, members, directors, officers, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the "Seller Related Parties"), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys' fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, which may arise on account of or in any way be connected with (i) those items described or referred to in Purchaser's Due Diligence Letter, or (ii) the physical condition of the Property, including, without limitation, the environmental condition thereof, or any law or regulation applicable thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U. S.C. Sections 9601 et seq.), the Resources Conservation and Recovery Act of 1976 (42 U. S.C. Section 6901 et seq.), the Clean Water Act (33
U. S.C. Section 466 et seq.), the Safe Drinking Water Act (14 U. S.C. Sections 1401-1450), the Hazardous Materials Transportation Act (49 U. S.C. Section 1801 et seq.), the Toxic Substance Control Act (15 U. S.C. Sections 2601-2629), the California Hazardous Waste Control Law (California Health and Safety Code
Section 25100, et seq.), the Porter-Cologne Water Quality Control Act (California Water Code Section 13000, et seq.), and the Safe Drinking Water and Toxic Enforcement Act of 1986 (California Health and Safety Code Section 25249.5, et seq.) and any other applicable federal, state or local laws. Notwithstanding the foregoing, Purchaser acknowledges and agrees that the release contained in this Paragraph 8.16 is binding on the Purchaser. However, Seller acknowledges that Purchaser makes no representation or warranties as to whether this release is in fact binding upon any third parties who subsequently purchase the Property from the Purchaser. Notwithstanding anything contained herein to the contrary, if a third party (including a governmental agency) asserts an obligation or liability against Purchaser arising out of matters (x) described in clause (ii) of this Paragraph and not described or referred to in Purchaser's Due Diligence Letter, and (y) arising out of events occurring during Seller's period of ownership of the Property, as to which such third party would also have a claim against Seller, then Purchaser may seek to join Seller in any administrative or legal proceeding relating to such third party claim.

         In connection with Section 8.16 above, Purchaser expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

                                    Purchaser's Initials.
                        ------------

         The provisions of this Paragraph 8.16 shall survive the Closing.

                  8.17 Confidential Information. Purchaser hereby acknowledges and agrees that all information furnished by Seller to Purchaser or obtained by Purchaser in the course of Purchaser's investigation of the Property, or in any way arising from or relating to any and all studies or entries upon the Property or in any way relating to Seller and the transactions contemplated by the parties shall be treated as confidential by Purchaser, and Purchaser shall instruct Purchaser's Disclosees that such information is confidential. Purchaser understands, acknowledges and agrees not to disclose any of the contents or information contained in any information provided by Seller, any reports or studies made in connection with Purchaser's investigation of the Property or results thereof, in any form whatsoever (including, but not limited to, any oral information received by Purchaser during the course of Purchaser's inspection of the Property), to any party other than Seller, Seller's agents or representatives, Purchaser's Disclosees (inclusive for purposes of this Paragraph of USC, Purchaser's members, directors, officers, employees, representatives, attorneys, consultants, advisors, partners or potential equity investors or institutional lenders) Purchaser's assignees or the agents of such assignees, without the prior express written consent of Seller, except as may be required by law or court order. Without limiting the generality of the foregoing, any press release or other public disclosure regarding this Agreement or any transactions contemplated herein, and the wording of same, must be approved in advance by both parties. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to Purchaser's Disclosees, or as required by law. No party will make any public disclosure of the specific terms of this Agreement, except as required by law. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof, and not duplicate or use such information, except to Purchaser's Disclosees. In the event of the termination of this Agreement for any reason whatsoever, Purchaser will return to Seller, at Seller's request, all documents, work papers, and other material (including all copies thereof) obtained from Seller in connection with the transactions contemplated hereby, and each party shall use its good faith efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information. The provisions of this Paragraph 8.17 will survive any termination of this Agreement, and will not be subject to the limitation set forth in Paragraph 8.12. Notwithstanding the foregoing, if the

Closing occurs, Purchaser and Seller shall be under no further obligations under this Paragraph 8.17.

                  8.18 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event, after which the designated period of time begins to run, is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday (i.e., a day on which federally chartered banks are not open for business in Los Angeles, California). The last day of any period of time described herein shall be deemed to end at 5 p.m. Los Angeles, California time on the last day of such period of time. All days other than Saturdays, Sundays and legal holidays in which national banks are closed in Los Angeles, California are business days hereunder.

                  8.19 Facsimile Signatures. Executed facsimile copies of this Agreement or any amendments hereto shall be binding upon the parties, and facsimile signatures appearing hereon or on any amendments hereto shall be deemed to be original signatures.

                  8.20 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by Seller to Purchaser at Closing, Seller agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of a 9.6134125% undivided interest in the Property to Purchaser.

                  8.21 Effective Date. Delivery by a party of a copy of the fully-executed Agreement by facsimile transmission, followed by a manually-signed copy thereof delivered the next business day after transmission of such copy, shall constitute acceptance by such party as of the date of the facsimile transmission. The date on which a fully-executed copy of this Agreement is delivered by both Seller and Purchaser is referred to herein as the "Effective Date."

                  8.22 Seller's Exculpation Clause. The obligations of Seller contained herein are intended to be binding only on the property of the trust party to this Agreement of Purchase and Sale and shall not be personally binding upon, nor shall any resort be had to the private properties of, any of the trustees, beneficiaries, shareholders, partners, members, managers, directors, officers, employees or agents of Seller or any affiliates thereof, or any trustees, beneficiaries, investment managers, any general partners thereof, or any employees or agents of the trustees or investment managers. All documents to be executed by Seller shall also contain the foregoing exculpation.

                  8.23 Purchaser's Exculpation Clause. The obligations of Purchaser contained herein are intended to be binding only on the property of Purchaser and shall not be personally binding upon, nor shall any resort be had to the private properties of, any of the trustees, beneficiaries, shareholders, partners, members, managers, directors, officers, employees or agents of Purchaser or any affiliate thereof, or any trustees, beneficiaries, investment managers, or any employees or agents of the trustees or investment managers. All documents to be executed by Purchaser shall also contain the foregoing exculpation. USC and CCM shall be jointly and severally liable for the obligations of Purchaser hereunder.

                  8.24 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

                  8.25 Right of Access to Records. Purchaser and Seller acknowledge and agree that each party may require access after the Closing Date to personnel, employment, financial, engineering, tenant and other documents, books, records or items with respect to the Property and under the other party's control. Each of Purchaser and Seller agree that each party retain all such records and shall have the ability from time to time during normal business hours after giving advance notice of one (1) full business day to the other party, to review any and all such items relating to the Property and its operations in such party's possession during Seller's period of ownership. This obligation of each party to provide the other party with access pursuant to this Section shall survive for a period of eighty four (84) months from the Closing Date.

                  8.26

Credit Allocation Agreement. (a) Seller and Purchaser acknowledge and agree that Seller presently is liable for any and all amounts due to Bloomingdale's or Macy's with respect to the period prior to the date of Closing pursuant to that certain Credit Allocation Agreement by and among Seller, Bloomingdale's, Inc. ("Bloomingdale's") and Macy's Primary Real Estate, Inc. ("Macy's"), dated as of July 1996 (the "Credit Allocation Agreement"). In connection with such amounts due to Bloomingdale's and Macy's pursuant to the Credit Allocation Agreement, upon Closing, Seller shall open an interest bearing escrow account (the "Escrow Account") with Chicago Title Insurance Company (the "Title Company") and Seller shall place in such Escrow Account the amount of Nine Hundred Sixty Thousand Dollars ($960,000) (the "Holdback") under instructions that the Title Company shall hold and disburse the Holdback as provided in this Paragraph 8.26. After Closing, Seller, along with Macy's or Bloomingdale's, as applicable, shall attempt to reach final settlement for the amounts owed to Macy's or Bloomingdale's pursuant to the Credit Allocation Agreement for the period prior to Closing ending with the end of the lease year immediately prior to the lease year in which the Closing occurs (the "Prior Lease Year"). Seller may use the Holdback to pay to Bloomingdale's or Macy's any such funds owed to either of them upon final settlement as mutually agreed upon by Seller and Macy's or Bloomingdale's, as applicable, provided, that Seller has also paid to Purchaser and USC any "Rent Offset" (as hereinafter defined) theretofore incurred by Purchaser or USC. Seller shall provide Purchaser with prior written notice of the final settlement, together with written evidence executed by such tenants of such final settlement, at least five (5) business days before the funds are to be disbursed by the Title Company. At the end of the fifth (5th) business day after said notice and deliveries have been sent by Seller to Purchaser or USC, the Title Company shall disburse such funds to Seller upon Seller's unilateral request therefor to make such payments. After Seller has used such funds to make the payments due to Bloomingdale's and Macy's, any sums remaining in the Escrow Account shall be disbursed to Seller upon Seller's unilateral request therefor to the Title Company. If either Macy's or Bloomingdale's withholds rent or other payments as a result of funds due to either of them for the period prior to Closing ending with the end of the Prior Lease Year, pursuant to the Credit Allocation Agreement ("Rent Offset") during the four (4) month period after the Closing Date and Seller has failed to pay such amounts to Purchaser pursuant to Paragraph 8.26(b) below, then after said four (4) month period, Purchaser and USC shall have the right to use the Holdback to cover such Rent Offset by delivering to Seller written notices from either Bloomingdale's or Macy's (or other written evidence reasonably satisfactory to Seller), confirming that the Rent Offset is a result of funds owed to either tenant for the period prior to Closing ending with the end of the Prior Lease Year, under the Credit Allocation Agreement; the foregoing is not a limitation on the obligations of the Seller under the provisions of Paragraph 8.26(b) below. At the end of the fifth (5th) business day after said notice and deliveries have been sent to Seller by Purchaser or USC, then the funds being requested by Purchaser or USC for the Rent Offset shall be disbursed to Purchaser or USC upon Purchaser's or USC's unilateral request to the Title Company. After such four (4) month period until Seller has reached final settlement with such tenants and has paid such sums due to such tenants, if either Bloomingdale's or Macy's uses a Rent Offset, Purchaser shall have the right monthly to use the Holdback to cover such Rent Offset by delivering to Seller written notices from either Bloomingdale's or Macy's confirming that the Rent Offset is a result of funds owed to either tenant for the period prior to Closing under the Credit Allocation Agreement; the foregoing is not a limitation on the obligations of the Seller under the provisions of

Paragraph 8.26(b) below. At the end of the fifth (5th) business day after said notice and deliveries have been sent to Seller by Purchaser or USC, then the funds being requested by Purchaser or USC for the Rent Offset shall be disbursed to Purchaser or USC upon Purchaser's or USC's unilateral request to the Title Company. If any funds in the Holdback are used for Rent Offset, then, to the extent that the funds so used exceed the amount owing under the Credit Allocation Agreement for the period prior to the Closing ending with the end of the Prior Lease Year, Seller reserves all rights and remedies against Macy's or Bloomingdale's to recover such funds (provided that Seller shall not have the right to terminate any lease or exercise any other remedy except to sue to recover such funds). Seller's share of the amount owing under the Credit Allocation Agreement for the period of time after the end of the Prior Lease Year to the day before the Closing Date will be handled between Seller and Purchaser through normal post-closing prorations as provided in Paragraph 7.2(a). If Seller is unable to agree with Bloomingdale's and Macy's as to the amounts owed to them under the Credit Allocation Agreement for the period prior to Closing ending with the end of the Prior Lease Year, on or before the date which is six (6) months after the Closing Date, then within a reasonable period of time (but not later than 30 days) after Seller's receipt of written request therefor from Purchaser, Seller shall bring a declaratory relief action to determine such amount.

         (b) Seller shall indemnify Purchaser and hold harmless and defend Purchaser from and against 9.6134125% of all claims, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees) arising out of any sums owed by Seller to Macy's or Bloomingdale's pursuant to the Credit Allocation Agreement with respect to the period prior to the date of Closing ending with the end of the Prior Lease Year.

         (c) Purchaser may assign its rights under this Paragraph 8.26 (including, but not limited to, the right of indemnification and the right to receive the funds for reimbursement from the Rent Offset) to Lehman to the extent of a 9.6134125% interest in the Property. The provisions of this Paragraph 8.26 shall survive Closing.

             8.27 Purchaser Approval of Conditions. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that Purchaser has approved the Property and all matters related thereto, including, without limitation, all of the documents, books, records, reports and other items described or referred to in Section 3 hereof, and that all of the conditions to Purchaser's obligations hereunder have been satisfied except the conditions which will be satisfied at the Closing.

             8.28 Gift Certificates / Advertising Agency Agreement. Purchaser acknowledges that all gift certificates with respect to the Property are the responsibility of the Association and that Seller currently has, and after Closing shall have, no obligations or liabilities with respect to such gift certificates. Seller has agreed to give Purchaser a credit in the amount of Two Thousand Eighteen and 82/100 Dollars ($2,018.82) at Closing for a portion of unredeemed gift certificates. Purchaser shall indemnify Seller and hold harmless and defend Seller from and against any and all claims, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees) to the extent of any payment obligations pursuant to such gift certificates and Seller shall have no further obligations or liabilities with respect to such matter. Purchaser further acknowledges receipt of a copy of the written notice issued by the Association necessary to terminate that certain letter agreement dated October 28, 1998 with advertising agency Fattal and Collins, and that Seller currently has, and after Closing shall have, no obligations or liabilities with respect to such agreement. The provisions of this Paragraph 8.28 shall survive the Closing.

             8.29 AMC Tank. Upon Closing, Seller shall open an interest bearing account with the Title Company (the "AMC Account") and Seller shall place in the AMC Account the amount of Fifty Thousand Dollars ($50,000) (the "AMC Holdback"). During the period of twelve (12) months following Closing, Seller, Purchaser and USC shall jointly use reasonable best efforts to have AMC install and bear all costs and expenses for a new underground storage tank in accordance with all current applicable law. If after such twelve (12) month period, AMC has failed to agree to bear the costs and responsibility for the installation of the new underground storage tank (the "UST Installation"), Purchaser, to the extent of its 9.6134125% interest in the Property, may use the AMC Holdback to cover all reasonable out-of-pocket third-party costs of the UST Installation incurred by Purchaser by delivering to the Title Company, copies of all invoices submitted by Purchaser's contractor, subcontractors and materialmen marked "paid." Within two (2) business days of receipt of any such demand together with the applicable documents described herein, the Title Company shall notify the Seller in writing of the same and forward to Seller copies of all Purchaser's deliveries. At the end of the fifth (5th) business day after said notice and deliveries have been sent to Seller, and provided that the Title Company has not been notified of any objection to the disbursement by Seller, then the funds being held for the UST Installation requested by Purchaser shall be disbursed to Purchaser. Notwithstanding the foregoing, if the installation costs for UST Installation
(a) exceed the amount of the AMC Holdback, Seller shall not be liable for any amounts in excess of such amount; or (b) is less than the amounts allocated for such installation as set forth herein Seller shall be reimbursed the funds remaining in the Escrow Account after Purchaser has been paid. Seller, however, shall reserve all rights and remedies against AMC related to the UST Installation. The provisions of this Section 8.29 shall survive Closing.

             8.30 Concurrent Closings. As an accommodation to Purchaser, Seller has agreed to enter into this Agreement and the Other Sale Agreement to facilitate Purchaser purchasing the CCM Interest and USC purchasing the USC Interest concurrently in a single closing. Seller would not have entered into this Agreement and the Other Sale Agreement without receiving assurances from Purchaser and USC that the sale of the CCM Interest and the USC Interest would close concurrently. Consequently, Purchaser acknowledges and agrees that if for any reason whatsoever, (i) either this Agreement or the Other Sale Agreement is terminated, or (ii) the closing of sale of the CCM Interest and the USC Interest will not take place concurrently pursuant to the terms of this Agreement and the Other Sale Agreement, then Seller may, at its option, elect to terminate this Agreement after Seller is informed either that this Agreement or the Other Sale Agreement has been terminated or that the sale of the CCM Interest and the USC Interest will not close concurrently.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

SELLER:                                          PURCHASER:

RREEF USA FUND-II,                               CENTURY CITY MALL, LLC,
a California group trust                         a Delaware limited liability
                                                 company

By:      RREEF AMERICA L.L.C.,
         a Delaware limited liability company    By:
                                                    ----------------------------
Its:     Investment Manager                      Name:        Robert E. Falb
                                                 Title:      Assistant Manager
         By:
            ---------------------------------
         Name:       Mark D. Carlson             Dated: June    , 1999
         Title:  Authorized Representative                  ----

Dated:   June    , 1999
             ----

                         LIST OF SCHEDULES AND EXHIBITS

                                    SCHEDULES

Schedule 1.1.3     Personal Property
Schedule 1.1.3A    Excluded Personal Property
Schedule 3.2.5     Additional Due Diligence Materials
Schedule 4.1       Pro Forma Title Policy
Schedule 5.1       Disclosure Schedule
Schedule 5.1.5     List of Service Contracts and Equipment Leases
Schedule 5.1.10    Rent Roll
Schedule 5.1.12    Leasing Commissions Due and Payable
Schedule 5.1.16    Tenant Improvement Work
Schedule 6.2       Form of Tenant Estoppel Letter
Schedule 6.2.1     Seller Estoppel Letter
Schedule 7.6.1     Form of Grant Deed
Schedule 7.6.2     FIRPTA Certificate
Schedule 7.6.4     Assignment and Assumption of Leases
Schedule 7.6.5     Assignment and Assumption of Contracts and Warranties
Schedule 7.6.6     Assignment of Intangibles
Schedule 7.6.8     Bill of Sale



                                    EXHIBITS

Exhibit A          Legal Description of Property
Exhibit B          Leases of Major Tenants








                                       35